PROSPECTUS                                 Filed Pursuant to Rule 424(b)(3)
                                           SEC File No. 333-123322
____________________________________________________________________________

     The information in this Preliminary Prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Preliminary Prospectus is not an offer to sell these securities and it is not soliciting an offer sale is not permitted.


                                   GWIN, INC.
                      37,090,364 Shares of Common Stock

     This prospectus relates to the resale by the selling stockholders of up to 37,090,364 shares of our common stock, including up to 9,969,863 shares of common stock underlying a secured convertible note in a principal amount of $600,000 and up to 2,666,667 shares issuable upon the exercise of common stock purchase warrants sold with the secured convertible note. The secured convertible note is convertible into our common stock at $.073 per share.
Also included in the 37,090,364 shares are 17,095,500 shares held by selling shareholders, 1,025,000 shares issuable upon the exercise of common stock purchase warrants, and 6,333,334 shares underlying convertible debentures in the aggregate amount of $575,000. The selling stockholders may sell common stock from time to time at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed an underwriter of the shares of common stock they are offering. We will pay the expenses of registering these shares.


     Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "GWNI." On March 29, 2005, the closing price of the common stock was $.047.


     INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS AND IS HIGHLY SPECULATIVE. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THESE SECURITIES.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                              March 29, 2005













                              TABLE OF CONTENTS


                                                                   PAGE

     Prospectus Summary ..........................................   3

     Risk Factors ................................................   5

     Use of Proceeds .............................................  11

     Price Range of Common Equity and Related Stockholder
       Matters ...................................................  12

     Management's Discussion and Analysis or Plan of Operations ..  13

     Business ....................................................  20

     Management ..................................................  26

     Security Ownership of Certain Beneficial Owners
       and Management ............................................  33

     Selling Stockholder .........................................  34

     Plan of Distribution ........................................  37

     Description of Securities ...................................  39

     Legal Matters ...............................................  40

     Experts .....................................................  40

     Where You Can Find More Information .........................  41

     Index to Financial Statements ...............................  42

                              PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding us, the sale of our common stock in this offering, our financial statements and the notes to those financial statements that appear elsewhere in this prospectus.

BUSINESS OVERVIEW

     We provide sports handicapping analysis and advice to sports bettors worldwide through our wholly-owned subsidiary, Global SportsEDGE, Inc. Global SportsEDGE provides professional handicapping advice on professional football games played by the National Football League ("NFL"), professional
basketball games played by the National  Basketball   Association,   college
football and basketball games, professional major-league baseball, hockey, NASCAR, and golf via television, radio and the internet.

     We generate revenues from (a) the direct sale of our handicapping advice; and, (b) from selling advertising "sponsorship" time on our various media properties including our television program, our radio program, and our Internet web site, www.winningedge.com. Interest in our service is derived primarily from three different sources in addition to word-of-mouth and repeat customers: television, radio, and the Internet.

     The Company's primary promotional vehicle is our television program Wayne Allyn Root's WinningEDGE (the "WinningEDGE"). This lively, 30-minute, professionally produced television show is broadcast nationally on Saturday mornings throughout the football season, generally September through December. During the 2004-2005 NFL season, the WinningEDGE aired nationwide on Spike TV and reached an approximate viewing audience of 86 million potential viewers at a "prime," 10 am est/pst pre-game time spot. The show stars and is hosted by Wayne Allyn Root and showcases our team of professional handicappers.

     In addition to the television show, the Company also produces a radio show by the same name, "Wayne Allyn Root's WinningEDGE". The hour long radio show is also hosted by Mr. Root and stars most of the same cast of handicappers as the television show. The show airs on a number of radio stations in local markets. Like the television show, the radio program provides analysis of upcoming games and promotes the various handicappers' services.

     Our primary service is the handicapping analysis and advice of our professional handicappers. Once a potential customer has decided to purchase our picks, the customer calls a toll-free number listed on our website or displayed on our programs or in our advertising. An account representative receives the call, and offers the customer various picks, which the customer can purchase individually or in packages, such as a series of games, sports, or an entire season. Our representatives encourage package sales, which generate higher revenues. Once the customer has selected the individual pick or package, the customer pays us for the services via credit card, check, or cash. Most sales are completed using a credit card. Upon verified receipt of payment the customer then receives the selected pick(s) or package(s).

     During the football and college basketball seasons, which combined, extend from August to March, we maintain a staff of approximately 45 sales representatives at our sales office located in Las Vegas, Nevada.

THE COMPANY

     We were originally incorporated in Nevada in 1986. We reincorporated in Massachusetts in 1987 and reincorporated in Delaware under the name IMSCO Technologies, Inc. in 1996. From July 1992 to August 1999, we were engaged in the research and development of electrostatic separation technologies. In late 1999, we ceased our operations and shifted our focus toward the strategic acquisition of an operating business. To that end, in July 2001, we acquired our sports handicapping business, which we operate through our wholly-owned subsidiary, Global SportsEDGE, Inc., a Delaware corporation. In August 2001, we changed our name to Global Sports & Entertainment, Inc., and in August 2002, we changed our name to GWIN, Inc.

     Our executive offices are located at 5092 South Jones Boulevard, Las Vegas, Nevada 89118, and our telephone number is (702) 967-6000. Our primary website is located at www.WinningEDGE.com.

THE OFFERING

   Total shares outstanding .............  94,915,812

   Common stock offered by Laurus
   Master Fund, Ltd. ....................  Up to 12,636,530 shares, including the following:

                                           up to 9,969,863 shares of common
                                           stock underlying obligations under
                                           a secured convertible note in the
                                           principal amount of $600,000, and
                                           a warrant issued to Laurus exer-
                                           cisable into up to 2,666,667
                                           shares of common stock at an
                                           exercise price of $.09 per share.

   Common stock offered by all other
   selling stockholders .................  Up to 24,453,834 shares of common stock including the
                                           following:

                                           17,095,500 shares currently
                                           held by the selling stockholders,

                                           1,025,000 shares of common stock
                                           issuable upon the exercise of
                                           common stock purchase warrants,
                                           and

                                           6,333,334 shares of common stock
                                           underlying convertible debentures.

   Common stock to be outstanding
   after the offering ...................  Up to 114,910,676 shares.

   Risk Factors .........................  See "Risk Factors," beginning on page __for a description of
                                           certain factors you should
                                           consider before making an
                                           investment in our common stock.

   Use of proceeds ......................  We may receive proceeds from the sale of our common stock issued
                                           upon conversion of outstanding
                                           warrants.  We expect to use the
                                           proceeds received from the
                                           exercise of the warrants, if any,
                                           for general working capital
                                           purposes.  See "Use of Proceeds"
                                           for a complete description.

   OTC Bulletin Board Symbol ............  GWNI


                                 RISK FACTORS

     An investment in the common stock offered involves a high degree of risk. You should consider carefully the risks described below and all other information contained in this prospectus before making an investment decision. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of, or related to, our company.

WE HAVE ACCUMULATED A SIGNIFICANT DEFICIT SINCE OUR INCEPTION, AND OUR AUDITORS HAVE EXPRESSED UNCERTAINTY CONCERNING OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     Our independent auditors have expressed that there is substantial doubt in our ability to continue as a going concern. We incurred a net loss of $8,940,132 during the year ended July 31, 2003, and a net loss of $1,903,284 for the year ended July 31, 2004. As of October 31, 2004, we have incurred an accumulated deficit of $26,542,741 and a working capital deficit of $1,896,222. For the three months ended October 31, 2004, our revenues were $1,161,475 and we had a net loss of $841,662. Our operating losses, as well as uncertain sources of financing, create an uncertainty about our ability to continue as a going concern.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

     Our business commenced operations in January 2000. As a result, we have a limited operating history on which you can base your evaluation of our business and prospects. Our business and prospects must be considered in light of the risks and uncertainties frequently encountered by companies in their early stages of development. These risks are further amplified by the fact that we are operating in an industry which is relatively new and rapidly evolving. These risks and uncertainties include the following:

     * our business model and strategy are still evolving and are continually being reviewed and revised;

     * we may not be able to successfully implement our business model and strategy; and

     * our management has not worked together for very long.

     We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and the value of your investment in our company will decline.

WE WILL CONTINUE TO REQUIRE MONEY TO FUND FUTURE OPERATIONS AND WE ARE NOT SURE WE CAN OBTAIN ADDITIONAL FINANCING. OUR FAILURE TO SUCCESSFULLY OBTAIN ADDITIONAL FUTURE FUNDING ON FAVORABLE TERMS MAY JEOPARDIZE OUR ABILITY TO CONTINUE OUR BUSINESS AND OPERATIONS.

     We will need to raise significant additional capital in order to fully implement our planned business expansion. See our discussion titled "Business-Our Strategy." We cannot assure you that additional public or private financing, including debt or equity financing, that we require now or in the future will be available at all or, if available, may be on terms unfavorable to us. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. If adequate funds are not available, we may be unable to fully implement our planned expansion.

OUR EXECUTIVE OFFICERS AND DIRECTORS WILL HAVE SIGNIFICANT INFLUENCE OVER ALL MATTERS REQUIRING STOCKHOLDER APPROVAL, INCLUDING DELAYING OR PREVENTING A CHANGE IN OUR CORPORATE CONTROL.

     Our executive officers and directors and their affiliates together control approximately 15.6% of our outstanding common stock. As a result, these stockholders, if they act together, will have significant influence in all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. The interests of our executive officers and directors may differ from the interests of our other stockholders. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale or merger of our company and may affect the market price of our stock.

OUR SHARE PRICE MAY DECLINE DUE TO THE LARGE NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE IN THE PUBLIC MARKET.

     Prior to the effective date of this registration statement, approximately 33,314,421 shares of our common stock are eligible for sale in the public market under Rule 144 of the Securities Act of 1933, as amended. This represents approximately 35% of our issued and outstanding shares. While the sales will be subject to volume limitations, sales of substantial amounts of these shares of common stock in the public market, or the possibility of these sales, may adversely affect our stock price.

WE EXPERIENCE SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS DUE TO THE SEASONALITY ASSOCIATED WITH PROFESSIONAL AND COLLEGE SPORTS. THESE FLUCTUATIONS MAY CAUSE CASH SHORTFALLS, MATERIALLY AFFECTING OUR RESULTS OF OPERATIONS, AS WELL AS MAKING FINANCIAL FORECASTING DIFFICULT. BOTH OF THESE FACTORS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR COMMON STOCK TRADING PRICE.

     As a result of the nature of our business, we believe that quarter-to-quarter comparisons of results of operations for preceding quarters are not necessarily meaningful. Our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Some of the factors that could cause our quarterly or annual operating results to fluctuate include the cyclical nature of our business operations, market acceptance of our services, competitive pressures, and customer retention. For example, we currently provide handicapping analysis and advice primarily for football, basketball and baseball. The most popular sports for wagering in the United States are professional and college football, which take place primarily during the first and second quarters of our fiscal year (August-January), followed by college basketball which takes place primarily during the second and third quarters of our fiscal year. Accordingly, we have traditionally experienced lower net sales in the third and fourth quarters and higher net sales in the first and second quarters. This results in an uneven revenue stream, and our quarterly operating results are difficult to predict and are likely to vary in the future.

     Any significant shortfall in revenues could have an immediate and adverse effect on our business and financial condition. If our earnings are below financial analysts' expectations in any quarter, our stock price may drop. You should not rely on the results of any one quarter as an indication of our future performance. If in some future quarter our results of operations were to fall below the expectations of securities analysts and investors, the trading price of our common stock would likely decline.

NEW STATUTORY OR REGULATORY RESTRICTIONS ON WAGERING ON LIVE SPORTING EVENTS COULD DECREASE DEMAND FOR OUR HANDICAPPING SERVICES AND THEREBY DECREASE OUR REVENUES.

     Although our activities are not regulated by gaming authorities, gaming activities are subject to extensive statutory and regulatory control by both state and federal authorities, and are likely to be significantly affected by any changes in the political climate and economic or regulatory policies. Significant new restrictions on wagering on sporting events could have a negative impact on sales of our handicapping services resulting in decreased revenues.

A DECLINE IN GENERAL ECONOMIC CONDITIONS COULD CONTINUE TO NEGATIVELY AFFECT THE ENTERTAINMENT AND GAMING INDUSTRIES, INCLUDING OUR BUSINESS.

     Our operations are affected by general economic conditions, and therefore our future success is unpredictable. The demand for entertainment and leisure activities tends to be highly sensitive to consumers' disposable income, and thus a decline in general economic conditions may lead to customers having less discretionary income to wager on sports, which could result in a continued material adverse effect on our business, financial condition, operating results and prospects.

THE SUCCESS OF OUR BUSINESS IS HIGHLY DEPENDENT ON OUR PROFESSIONAL HANDICAPPERS AND LOSING THE SERVICES OF OUR HANDICAPPERS COULD DECREASE OUR REVENUES AND IMPAIR OUR ABILITY TO PURSUE OUR BUSINESS PLAN.

     Our future success depends, in significant part, upon the continued service and performance of our professional handicappers, in particular Wayne Allyn Root, our Chairman and Chief Executive Officer. Although we have key-man insurance on Mr. Root with a death benefit of $5 million, losing the services of Mr. Root could impair our ability to effectively promote our company and to carry out our business plan. Each of our handicappers is subject to a sports personality agreement, which requires them to provide their handicapping services to us, as well as appear on our infomercial, as requested, and is renewed annually.

     Our future success also depends on our continuing ability to attract and retain highly qualified professional handicappers. Competition for these individuals is intense. Our inability to attract and retain additional, highly skilled personnel required for expansion of our operations could adversely affect our results of operations.

WE FACE STRONG COMPETITION IN ALL ASPECTS OF OUR BUSINESS, AND OUR FAILURE TO COMPETE SUCCESSFULLY WITH OUR COMPETITORS MAY HAVE A MATERIAL ADVERSE IMPACT ON OUR REVENUES AND PROFITABILITY.

     The market for our services and products is intensely competitive and we expect that competition will increase. We face competition from numerous operations that sell sports handicapping information through television infomercials, the Internet, print media, direct mail and telemarketing. Many of our competitors have longer operating histories, significantly greater financial and marketing resources, greater name recognition and larger user and membership bases. These competitors may be able to devote greater resources to marketing and to the development and promotion of their services, adopt more aggressive pricing policies and devote substantially more resources to website and systems development than we. In addition, these competitors may be able to respond more quickly to changes in Internet technology and adapt more quickly to evolving industry trends or changing Internet user preferences. We cannot assure you that we will be able to compete successfully against current and future competitors, or that competitive pressures will not have a negative impact on our ability to generate revenues and to achieve or sustain profitability.

BECAUSE WE HAVE FEW PROPRIETARY RIGHTS, OTHERS CAN PROVIDE SERVICES SUBSTANTIALLY EQUIVALENT TO OURS, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR COMPETITIVENESS AND OUR FINANCIAL POSITION.

     Our product and service offerings are not protected by patents and are generally not patentable. We believe that most of the information we use to provide our handicapping analysis is generally known and available to others. Consequently, apart from the advantages afforded by our expert handicappers, others can offer services substantially equivalent to ours.

IF WE CANNOT PROTECT OUR TRADE NAMES OR OUR INTERNET DOMAIN NAMES, OUR ABILITY TO CONDUCT OUR OPERATIONS MAY BE IMPEDED, AS WELL AS RESULT IN SUBSTANTIAL COSTS DUE TO LITIGATION.

     We have received trademark registration for our "The WinningEDGE" trade name with the United States Patent and Trademark Office. However, we cannot assure you that we will be able to secure adequate protection for our trade name. Our actions may be inadequate to protect our trade name or to prevent others from claiming violations of their trade names. We also own the Internet domain names www.winningedge.com, www.globalsportsedge.com, and www.gsportsedge.com. Government agencies and their designees generally regulate the acquisition and maintenance of domain names. Governing bodies may establish additional top-level domains, appoint additional domain registrars or modify the requirements for holding domain names. As a result we may be unable to acquire or maintain relevant domain names in all countries in which we do business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe on or otherwise decrease the value of our trademarks and Internet domain names. Our failure to protect our trade names or our Internet domain names could impair our ability to conduct our business operations, or may result in costly litigation and the expenditure of significant financial and managerial resources and injunctions preventing us from providing services. Such claims could severely harm our financial condition and ability to compete.

SYSTEM FAILURES, DELAYS AND CAPACITY CONSTRAINTS MAY DAMAGE OUR CUSTOMER RELATIONS OR INHIBIT OUR POSSIBLE GROWTH.

     Our success and our ability to provide high quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications systems, which must be able to accommodate significant numbers of users and advertisers. We may experience periodic systems interruptions and down time caused by traffic to our website and technical difficulties, which could result in a loss of potential or existing users and advertisers and may adversely affect our results of operations. Limitations of our technology infrastructure may prevent us from maximizing our business opportunities and inhibit our possible growth.

THE TRADING PRICE OF OUR COMMON STOCK MAY DECREASE DUE TO FACTORS BEYOND OUR CONTROL.

     The trading price of our common stock is subject to significant fluctuations in response to numerous factors, including:

     *  quarterly variations in anticipated or actual results of operations;

     * new services, products or strategic developments by us or our competitors;

     * increased expenses, whether related to sales and marketing or administration; and

     *  comments about us or our markets posted on the Internet.

     Moreover, the stock market from time to time has experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities for emerging growth companies and certain industry groups such as Internet-related companies and are often unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our shareholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate.

THE LIMITED PUBLIC MARKET FOR OUR COMMON STOCK MAY REDUCE OUR SHAREHOLDERS' ABILITY TO SELL OUR COMMON STOCK, AND INCREASE THE VOLATILITY OF OUR STOCK PRICE.

     Our common stock currently is traded on the OTC Bulletin Board, which is generally considered to be a less efficient market than national exchanges or trading systems, and trading volume has been low. Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, difficulties in obtaining price quotations, reduction in security analysts' and media coverage of us and our business, if any, and lower prices for our securities than might otherwise be attained. This circumstance could have an adverse effect on the ability of an investor to sell any shares of our common stock as well as on the selling price for such shares. In addition, the market price of our common stock may be significantly affected by various additional factors, including, but not limited to, our business performance, industry dynamics or changes in general economic conditions.

WE HAVE NOT PAID CASH DIVIDENDS AND IT IS UNLIKELY THAT WE WILL PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

     We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. You should not expect to receive cash dividends on our common stock.

DELAWARE LAW AND OUR CORPORATE CHARTER AND BYLAWS CONTAIN ANTI-TAKEOVER PROVISIONS THAT COULD DELAY OR DISCOURAGE TAKEOVER ATTEMPTS THAT STOCKHOLDERS MAY CONSIDER FAVORABLE.

     Our certificate of incorporation, our bylaws and Delaware law contain provisions that may inhibit changes in our control that are not approved by our board of directors. These provisions may have the effect of delaying, deferring or preventing a change in our control despite possible benefits to our stockholders, may discourage bids at a premium over the market price of our common stock and may adversely affect the market price of our common stock and the voting and other rights of our stockholders.

APPLICABILITY OF "PENNY STOCK RULES" TO BROKER-DEALER SALES OF OUR COMMON STOCK COULD HAVE A NEGATIVE EFFECT ON THE LIQUIDITY AND MARKET PRICE OF OUR COMMON STOCK.

     Our common stock is subject to the "penny stock rules" adopted pursuant to Rule 15g-9 of the Securities and Exchange Act of 1934, as amended, which apply to non-Nasdaq companies whose common stock trades at less than $5.00 per share or which have a tangible net worth of less than $5,000,000 - or $2,000,000 if we have been operating for three or more years. The penny stock rules impose additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the penny stock rules affect the ability of broker-dealers to sell shares of our common stock and may affect the ability of shareholders to sell their shares in the secondary market, as compliance with such rules may delay and/or preclude certain trading transactions. The penny stock rules could have an adverse effect on the liquidity and/or market price of our common stock.


                               USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders. However, if the selling stockholders exercise their warrants we will receive the proceeds from the exercise. If we do generate any proceeds, we intend to use the proceeds as general working capital to fund our operations.

     Following is a table showing the breakdown of the proceeds we would receive from the exercise of the warrants and options:

                            Number of
                             Shares                          Proceeds if
                          to be issued    Expiration Date     Exercised
                          ------------    ---------------    -----------
Warrants exercisable
at $.09                     2,666,667      October 2011       $240,000

Warrants exercisable
at $.10                     1,000,000      June 2007          $100,000

Warrants exercisable
at $.15                        25,000      January 2006       $  3,750

           PRICE RANGE OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock has traded on the OTC Bulletin Board under the symbol "GWNI" since September 6,62002. From September 7, 2001 to September 5, 2002, our common stock traded on the OTC Bulletin Board under the symbol "GWIN."
The following table shows the high and low bid prices of our common stock for the periods indicated as reported by the OTC Bulletin Board.

     The table below sets forth for the periods indicated the high and low bid prices per share of our Common Stock, as reported by the Over the Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                               HIGH     LOW

     Fiscal Year ended July 31, 2003
       First Quarter .....................   $    .54    .29
       Second Quarter ....................   $    .45    .16
       Third Quarter .....................   $    .40    .13
       Fourth Quarter ....................   $    .41    .21

     Fiscal Year ended July 31, 2004
       First Quarter .....................   $    .37    .22
       Second Quarter ....................   $    .28    .10
       Third Quarter .....................   $    .33    .12
       Fourth Quarter ....................   $    .22    .10

     Fiscal Year ending July 31, 2005
       First Quarter .....................   $    .16    .09
       Second Quarter ....................   $    .10    .05

STOCKHOLDERS

     We consider our common stock to be thinly traded and any reported sale prices may not be a true market-based valuation of our common stock. On March 29, 2005, the closing price of our common stock, as reported on the Over-the-Counter Bulletin Board, was $.047. There were approximately 575 holders of record of our common stock.

DIVIDENDS

     We have not paid any cash dividends since our inception and do not contemplate paying dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of our business.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

     This prospectus includes "forward-looking" statements, which reflect our current views with respect to possible future events and financial performance. They are subject to certain risks and uncertainties, including specifically the absence of significant revenues, limited financial resources, a history of losses, significant competition, trading risks of low-priced stocks and those other risks and uncertainties discussed in this prospectus that could cause our actual results to differ materially from our historical results or those we hope to achieve. In this prospectus, the words "anticipate," "believe," "expects," "intends," "future" and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in "Risk Factors" and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus. Except as required by law, we undertake no obligation to announce publicly revisions we make to these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus.

OVERVIEW

     We provide sports handicapping information and analysis to sports bettors through direct marketing channels such as television, radio, the internet and print media. The handicapping information that we currently provide includes commentary, analysis and selections from leading sports handicappers for professional and college football, professional and college basketball, and professional baseball.

     One of the attractive aspects of our business is that we generate revenues from two sources. The two primary sources are services revenues and advertising revenues.

     Service revenues are generated by selling the handicapping advice and analysis of our professional handicappers. Service revenues are generated from respondents to our various media promotions including the telephone numbers advertised on our weekly 30-minute television program called "Wayne Allyn Root's WinningEDGE," which aired during the 2004 football season nationally on the Spike TV Network. We also produced an hour long radio program called The WinningEDGE that aired on selected radio stations nationwide.

     In addition to The WinningEDGE television and radio programs we also advertise our services on radio in various markets and in selected print media including the week-end edition of USA Today. During the football season we will receive phone calls weekly in response to our offers. These calls are returned by our team of sports account representatives in our office in Las Vegas. The account representative offers the caller a variety of handicapping packages for the services of our handicappers. Our handicapping services are also offered and sold on our Web site, www.WinningEDGE.com. The Web site provides free live odds, scores, schedules, injury and weather reports and free picks from our professional handicappers, as well as the opportunity for visitors to purchase a broad selection of picks and services offered through the site.

     The second major source of revenues for us is advertising revenues. Advertising revenues are revenues generated from payments made to us from third party advertisers on our various television, radio, print, and Internet properties. They also include revenues generated from the rental of our databases to noncompetitive advertisers.

     We have built telemarketing, direct mail, and email databases totaling over 200,000 potential clients who have contacted us through our various media promotions. Although not recorded as an asset on the Company's Balance Sheet, the Company considers its databases to be extremely valuable assets both as a continuing lead source for our handicapping services and as an additional source of revenue from the rental of our customer lists. As described below, the value of this database was demonstrated when, in the fall of 2003, an outside computer hacker gained access and clandestinely sold our customer and sales-lead information to a number of our competitors. The Company believes that this theft cost the Company in excess of $1 million in revenues, and as discussed below, is a primary factor why operating revenues were lower in the first quarter of 2005 than they were in the first quarter of 2004. The Company took aggressive steps, including hiring Robert Half & Associates, and investing approximately $150,000 in improved firewalls and database security to prevent any further database losses. The Company believes that its proprietary property is now well protected and that it is well positioned to resume its rapid grow of both service and advertising revenues.

COMPARISON OF SIX MONTHS ENDED JANUARY 31, 2005 TO THE SIX MONTHS ENDED JANUARY 31, 2004

     REVENUES. Total revenues for the six months ended January 31, 2005 decreased 19%, from $4,766,397 to $3,883,141 for the comparable period. Revenues from advertising decreased from $577,076 for the six months ended January 31, 2004 to $499,704 for the same period in 2005, a decrease of 13%. This decrease in advertising revenues is a result of the Company's strategy to pursue and bring on board advertisers that will advertise on an annual basis not only in the football season. Net revenues from sports handicapping services (after deferred revenue adjustments) decreased from $4,189,321 for the six months ended January 31, 2004 to $3,383,437 for the same period in 2005, a decrease of 19%. This decrease is attributable to the Company's security breach with an outside computer hacker gaining access to our proprietary customer and lead database and clandestinely selling it to a number of our competitors. The Company was able to identify the sources of the breach and stop the theft. The Company is currently working with the FBI to investigate the individuals involved in the theft. As proof of the impact that the theft had on sales, once the theft was identified and measures enacted to prevent future breaches, the Company's revenues during the three month period ended January 31, 2005 exceeded the revenues of the comparable period in the prior year.

     OPERATING COSTS AND EXPENSES. Total operating costs and expenses, excluding non recurring items were $4,429,022 for the six months ended January 31, 2005 versus $5,044,109 for the same period in 2004, a decrease of 12%. These savings were across the board, with key components as follows:
Advertising Expenses, including production costs, decreased from $1,579,199 for the six months ended January 31, 2004 to $1,331,524 for the same period in 2005. These reduced media expenditures are a direct result of the Company's decision to change television broadcasting stations for better pricing and utilizing a client management software system that allowed the company to pinpoint weekly client response sources that allowed the company to maximize the media dollars spent. The majority of our advertising expense is incurred from September to December, during the football season and the early part of the basketball season.

     Other substantial cost savings were realized by decreasing Commission Expense from $1,415,140 for the six months ended January 31, 2004 to $1,294,851 for the same period in 2004, Salaries and Wages decreased from $628,903 for the six months ended January 31, 2004 to $555,007 for the same period in 2005, a decrease of 12%. Professional Fees also decreased from $137,047 for the six months ended January 31, 2004 to $59,520 for the same period in 2005, a 57% reduction. The Company does not have any ongoing litigation. General and Administrative Expenses decreased from $823,303 for the six months ended January 31, 2004 to $777,628 for the same period in 2005, a decrease of 6%. The Company's general operating expenses have stabilized and telephone charges and credit card fees on sales revenue were lower due to less overall sales for the period. These two major expenses vary directly with sales activity and are consistent with revenues.

     OPERATING RESULTS. Although the Company showed increased losses on the six month operating results comparison with the prior year, those increased losses were incurred in the first quarter and substantially reduced with the improvement in the second quarter results. For the six months ended January 31, 2005 the Company's operating loss was $545,882 compared to $277,712 for the same period in 2004.

COMPARISON OF THE YEAR ENDED JULY 31, 2004 TO THE YEAR ENDED JULY 31, 2003

     The Company showed significant improvement in both operating results and overall net loss for the year ended July 31, 2004 compared to the year ended July 31, 2003.

     The operating losses for the year ended July 31, 2004, and the year ended July 31, 2003 were $654,049 and $2,501,866 respectively. As seen in the analysis of individual components below, this decrease is primarily attributable to a substantially lower overall operating cost structure combined with continuing overall revenue growth.

     Our net losses for the year ended July 31, 2004, and the year ended July 31, 2003 were $1,903,284 and $7,141,561 respectively. The net loss used in the per share calculations for the year ended July 31, 2004, and the year ended July 31, 2003 were $1,903,284 and $8,940,132, respectively. The company benefited from overall reductions in operating expenses and significant reductions in non-cash cost of financing due to not having anti-dilution charges and series "C" preferred share conversion costs in the year ended July 31, 2004.

     Revenue from sales of sports handicapping information and advertising combined for the year ended July 31, 2004, and the year ended July 31, 2003 were $6,080,787 and $5,926,916, respectively. Of these amounts, the advertising revenues for these same periods was $710,836 and $206,334, respectively and revenues from sports handicapping information was $5,369,951 and $5,720,582 respectively. The increase in advertising revenues is primarily due to an increased volume of advertising sales on the Company's television and radio programs and its web site. The change in handicapping information revenues is directly related to, and is more than offset by the savings of $509,788 in advertising expenses discussed below.

     Handicapping fee expenses for the year ended July 31, 2004, and the year ended July 31, 2003 were $558,210 and $654,425, respectively. This line item is a commission based on a percentage of handicapping information sales, and the decline is attributed to a decrease in salesroom revenues.

     Advertising expenses for the years ended July 31, 2004 and 2003 were $1,832,644 and $2,342,432, respectively. The lower advertising expense for the current period is due to better airtime pricing and a more targeted advertising campaign. Specifically, the company eliminated broadcasts in areas that did not produce a reasonable return in the previous years, based upon management's analysis of revenue-per-market.

     Commission expenses for the year ended July 31, 2004 and the year ended July 31, 2003 were $1,689,861 and $1,813,078, respectively. The lower Commission Expense is due to adjustments to the commission rates for salesroom management and staff and lower salesroom sales.

     Salaries and wage expenses for the year ended July 31, 2004 and the year ended July 31, 2003 were $1,192,840 and $1,196,759 respectively. Salaries and wages remained flat for the year due primarily to wage increase restrictions.

      Professional fees for the year ended July 31, 2004, and the year ended July 31, 2003 were $195,243 and $532,354, respectively. The savings in professional fees is primarily due to not having any ongoing litigation.

     General and administrative expenses for the year ended July 31, 2004, and the year ended July 31, 2003 were $1,222,124 and $1,624,464, respectively. These savings are a direct result of cost containment efforts undertaken in the 2004 fiscal year. Specifically, the Company negotiated better pricing on major costs such as telephone expense, credit card processing fees, and health insurance costs.

     The non-recurring charge of $-0- and $40,000 for the years ended July 31, 2004 and 2003, respectively, represents costs associated with the rescission of a planned share exchange transaction.

     COMPARISON OF THE YEAR ENDED JULY 31, 2003 TO THE SEVEN MONTH PERIOD ENDED JULY 31, 2002 AND YEAR ENDED DECEMBER 31, 2001

     Our business is highly seasonal and the seven months ended July 31, 2002 exclude virtually all of the college and professional football season. This has historically been the period in which a substantial part of annual revenues are generated. Therefore, comparisons of twelve month periods to the seven months ended July 31, 2002, may not be effective.

     Our net loss for the year ended July 31, 2003, the seven month period ended July 31, 2002 and the year ended December 31, 2001 were $7,141,561, $2,075,443 and $5,527,352, respectively. The net loss used in loss per share calculation in 2003 and 2001 were further increased by an imputed non-cash dividend on our Series C Preferred Shares of $1,798,571 in 2003 and $1,092,000 in 2001. The net loss used in the per share calculations for the year ended July 31, 2003, the seven month period ended July 31, 2002 and the year ended December 31, 2001 were $8,940,132, $2,075,443 and $6,619,352, respectively.

     Revenue from sales of sports handicapping information and analysis for the year ended July 31, 2003, the seven month period ended July 31, 2002 and the year ended December 31, 2001 were $$5,720,582, $2,765,233 and $3,083,314 respectively. Revenue from advertising agreements for these same periods was $206,334, $261,998 and $157,168, respectively. This increase in revenue is a result of the continued effective marketing efforts and repeat business.

     Handicappers' fees for the year ended July 1, 2003, the seven month period ended July 31, 2002 and the year ended December 31, 2001 were $654,425, $264,257 and $424,002, respectively. These changes are in line with the changes in revenue from sales of sports handicapping information.

     Advertising expenses for the year ended July 31, 2003, the seven month period ended July 31, 2002 and the year ended December 31, 2001 were $2,342,432, $194,755 and $2,160,245, respectively. The seven months ended July 31, 2002 were very low because the bulk of our advertising comes during the football season (September to December). The 2003 year is only slightly higher than the 2001 year, even though revenues are up significantly, because we are becoming more effective in our use of advertising.

     Professional fees for the year ended July 31, 2003, the seven month period ended July 31, 2002 and the year ended December 31, 2001 were $532,354, $868,148 and $556,201, respectively. These fees were especially high in the seven month period ended July 31, 2002 because of fees paid in connection with efforts to raise investment capital and the process of settling all of the ongoing litigation.

     General and administrative expenses for the year ended July 31, 2003, the seven month period ended July 31, 2002 and the year ended December 31, 2001 were $1,624,464, $864,629 and $1,238,880, respectively. These increases are as a result of the growth of our revenues offset by cost containment efforts undertaken in the 4th quarter of the 2003 fiscal year.

     The non-recurring charge of $40,000 for the year ended July 31, 2003, $608,525 for the seven month period ended July 31, 2002 and $866,453 for the year ended December 31, 2001 represent costs associated with a contemplated merger transaction. This transaction was rescinded and agreement was reached for payments of $90,000 and issuance of shares and warrants in exchange for mutual releases from further claims in connection with this transaction. We provided approximately $1,153,000 for the costs of these settlements.

     The operating loss for the year ended July 31, 2003, the seven month period ended July 31, 2002 and the year ended December 31, 2001 were $2,501,866, $1,371,117 and $4,637,370, respectively. The net operating loss declined from $4,637,370 in the year ended December 31, 2001 to $1,371,117 for the seven months ended July 31, 2002, primarily because the revenues on a monthly basis grew approximately 60% and there was a significant decrease in advertising expense and a lesser decrease in compensation and general and administrative expense. The net operating loss increased from $1,371,117 for the seven months ended July 31, 2002 to $2,501,866 for the year ended July 31, 2003. Even though the revenue continues to grow on a monthly basis, there were significant increases in advertising expense, compensation expense and general and administrative expense. In order to reduce the operating loss in the current fiscal year, management is attempting to increase its advertising revenue and to bring its advertising expense and compensation expense more in line with its revenue from handicapping fees.

SEASONALITY

     Our business is highly seasonal. Because football and basketball are the most popular sports for wagering, the demand for the handicapping analysis for these sports is substantially higher than for any other sporting events. As a result, approximately 80% of our sales occur in the first and second quarters of the fiscal year. Because of these factors, our quarterly operating results are difficult to predict and are likely to vary in the future. We have traditionally experienced lower net sales in the third and fourth quarters of the fiscal year and higher net sales in the first and second quarters of the fiscal year. We expect this seasonality to continue for the foreseeable future. If we are ultimately successful in pursuing our strategy to expand our handicapping services to cover other sports that are popular internationally, such as soccer and cricket, we may reduce the seasonality of our business. However, there can be no assurance that future seasonal fluctuations will not adversely affect the business or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     Our working capital deficit as of January 31, 2005, was $1,013,084 as compared to a working capital deficit of $1,243,175 as of July 31, 2004. Of the January 31, 2005 amount, approximately $489,000 represents revenues from sales which will not be recognized until after January 31, 2005.

     In November, 2004 the Company completed a Convertible Debenture placement for $600,000 (see Subsequent Events Note). The Company believes that this additional financing and cash flow from operations will be sufficient to fund the Company's operating requirements. The Company may continue to seek additional infusions of capital.

SUMMARY OF CASH FLOWS FOR THE SIX MONTHS ENDED JANUARY 31, 2005

     GWIN's cash decreased approximately $402,552 during the six months ended
January 31, 2005, to approximately $36,000.   The decrease was a result of the
operating loss of $545,882 which was offset, in part, by the $569,000 in proceeds from the issuance of convertible debt.

OPERATING ACTIVITIES

     Net cash used in operating activities increased to $1,063,663 for the six months ended January 31, 2005 from $562,975 in the six months ended January 31, 2004. A large component of the cash used was to fund a credit card reserve fund, totaling approximately $751,000, which is shown under Deposits & other assets on the Balance sheet.

INVESTING ACTIVITIES

     Net cash used in investing activities decreased to $15,392 during the six months ended January 31, 2005 from $43,447 during the six months ended January 31, 2004.

FINANCING ACTIVITIES

     Net cash provided by financing activities increased to $676,503 during the six months ended January 31, 2005 from $220,078 during the six months ended January 31, 2004. Included in the amount for the six months ended

January 31, 2005 was $230,000 received from the sale of common stock and the issuance of $568,806 in convertible debt.

FORWARD LOOKING STATEMENTS

     This report contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on our management's beliefs as well as assumptions and information currently available to us. When used in this report, the words "believe," "expect," "anticipate," "estimate" and similar expressions are intended to identify forward-looking statements. These statements are subject to risks, uncertainties and assumptions, including, without limitation, our present financial condition, the risks and uncertainties concerning the availability of additional capital as and when required, the risks and uncertainties concerning general economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. We caution you not to place undue reliance on any forward-looking statements, all of which speak only as of the date of this report. You should refer to and carefully review the information in future documents we file with the Securities and Exchange Commission.

CRITICAL ACCOUNTING POLICIES

     In preparing our financial statements, we make estimates, assumptions and judgments that can have a significant effect on our revenues and net income or net loss, as well as on the value of certain assets on our balance sheet. We believe that there are several accounting policies that are important to an understanding of our historical and future performance as these policies affect the reported amounts of revenues, expenses, and significant estimates and judgments applied by management. While there are a number of accounting policies, methods and estimates affecting our financial statements, two areas of particular significance are identified. One of theses areas is the deferral estimate applied to revenues and the other area is the pricing of options and warrants issued by GWIN. In addition, please refer to Note 2 to the accompanying consolidated financial statements for further discussion of our accounting policies.

     REVENUE RECOGNITION

     Our service contracts with clients vary substantially in length from a single sporting event to entire seasons. We recognize the revenue from service contracts ratably, as the services are rendered in proportion to the total services to be provided under the contracts. It is important to note that while revenue from service contracts is deferred and recognized as the service is delivered, the bulk of the costs associated with generating that revenue including advertising, commissions, and handicapping fees are expensed in the quarter that the service contract is generated.

     STOCK OPTIONS AND EQUITY INSTRUMENTS

     We have issued substantial amounts of warrants and options to purchase common stock in connection with financing activities and as payment for services and other items. We record the cost attributable to those issuances on the basis of the Black-Scholes option valuation model. The use of this model requires some highly subjective assumptions including expected stock price volatility.


                                  BUSINESS

OVERVIEW

     GWIN, Inc is headquartered in Las Vegas, Nevada. We provide sports handicapping analysis and advice to sports bettors worldwide through our wholly-owned subsidiary, Global SportsEDGE, Inc. Global SportsEDGE provides professional handicapping advice on professional and college football, professional and college basketball, and professional major-league baseball, hockey, NASCAR and golf via television, radio and the internet.

     We generate revenue in two ways: through the sale of our services and through the sale of advertising. Service revenues are generated by selling the handicapping advice of our professional handicappers and advertising revenues are generated from payments we received from advertisers on our various television, radio, print and internet properties.

CORPORATE HISTORY

     We were originally incorporated in Nevada in 1986. We reincorporated in Massachusetts in 1987 and reincorporated in Delaware under the name of IMSCO Technologies, Inc. in 1996. From July 1992 to August 1999, we were engaged in the research and development of electrostatic separation technologies. In late 1999, we ceased our operations and shifted our focus toward the strategic acquisition of an operating business. To that end, in July 2001, we acquired our sports handicapping business, which we operate through our wholly-owned subsidiary, Global SportsEDGE, Inc., a Delaware corporation. In August 2001, we changed our name to Global Sports & Entertainment, Inc. and on August 22, 2003, we changed our name to GWIN, Inc.

     Effective August 22, 2002, we changed our name to GWIN, Inc. in order to avoid both consumer confusion and potential and actual litigation with another Delaware company with a similar name, Global Sports, Inc. The Board of Directors approved a change in our Fiscal Year from a calendar year to one beginning August 1 and ending July 31. That change was effective July 31, 2002.

THE GAMING AND SPORTS HANDICAPPING MARKET

     Our services are intended to assist fans of the games and teams we cover in analyzing the prospects for their favored teams throughout the season, and for sports bettors who wish to use our analysis in determining their wagers on specific teams and/or games. We believe that our handicappers have superior experience, knowledge and/or skill and purchasing our handicappers' analysis and advice allows our customers to increase their odds of winning.

     We believe that there is a market for our sports handicapping information and analysis wherever there is a market for sports wagering and that the size of the market for our sports handicapping information and analysis is directly related to the market for sports wagering. In the United States, wagering on sporting events, other than pari-mutuel betting, is currently legal only in the State of Nevada. According to a 1999 report by the National Gambling

Impact Study Commission, sports wagering reached $2.3 billion in Nevada's sports books in 1998. Estimates of the scope of other sports betting in the United States range from $80 billion to $380 billion annually. We believe that the proliferation of cable and satellite television, which has increased the viewing access to sporting events worldwide, has also increased viewers' interest in sports betting.

OUR BUSINESS MODEL

     Our business model is centered around the handicappers featured on our television show "Wayne Allyn Root's Winning EDGE" ("WinningEDGE"). The show is anchored by Mr. Wayne Allyn Root, our Chairman and Chief Executive Officer. Mr. Root has been employed in the handicapping industry for the past 15 years. Prior to founding Global SportsEDGE, Inc., our subsidiary, Mr. Root was a leading revenue generator for National Sports Service, a competitor of ours and an industry leader. Joining Mr. Root on the show are his hand selected experts in the sports handicapping field, including Mr. Alec McMordie who has won 30 national handicapping championships over the past ten years, Mr. Randy White, a former NFL player and a member of the NFL Hall of Fame, and Mr. Chet Coppeck, an Emmy award winning sportscaster. For the 2004 football season, Ron Meyers, former AFC Coach of the Year joined our team of handicappers. The celebrity of our handicappers, combined with a national television platform, allows us to attract highly qualified account representatives. These account representatives are then able to convert incoming telephone leads into completed sales, as described further below.

MARKETING AND SALES

     We generate revenues from (a) the direct sale of our handicapping advice; and, (b) from selling advertising "sponsorship" time on our various media properties including our television program, our radio program, and our Internet web site, www.winningedge.com. Interest in our service is derived primarily from three different sources in addition to word-of-mouth and repeat customers: television, radio, and the Internet. The Company's primary promotional vehicle is the WinningEDGE television program. This lively, 30-minute, professionally produced television show is broadcast nationally on Saturday mornings throughout the football season, generally September through December. During the 2004-2005 NFL season, the WinningEDGE aired nationwide on Spike TV and reached an approximate viewing audience of 86 million potential viewers at a "prime", 10 am est/pst pre-game time spot. The show stars and is hosted by Mr. Root and showcases our team of professional handicappers. In addition to the television show, the Company also produces a radio show by the same name, "Wayne Allyn Root's WinningEDGE". The hour long radio show is also hosted by Mr. Root and stars most of the same cast of handicappers as the television show. The show airs on a number of radio stations in local markets. Like the television show, the radio program provides analysis of upcoming games and promotes the various handicappers' services.

     We also sell our handicapping analysis, or "picks," on our website www.WinningEDGE.com, and develop customer interest through other television, radio and print advertisements. Our primary service is the handicapping analysis and advice of our professional handicappers. This may be sold as one pick from one handicapper for one game, or a series of picks for a series of games played in one sport, a series of events in one season, a series of different events for different sports during a season, or a series of picks from different handicappers for one or many games in one or many sports. The cost varies based on the event, the sport, the number of picks and the handicapper.

     Once a potential customer has decided to purchase our picks, the customer calls a toll-free number listed on our website or displayed on our programs or in our advertising. Unique telephone numbers are assigned to each of our handicappers and to each advertising source, to assist us with identifying which promotional sources generate the highest revenue. An experienced account representative receives the call, and offers the customer various picks, which the customer can purchase individually or in packages, such as a series of games, sports, or an entire season. Our representatives encourage package sales, which generate higher revenues. Once the customer has selected the individual pick or package, the customer pays us for the services via credit card, check, or cash. Most sales are completed using a credit card. Upon verified receipt of payment the customer then receives the selected pick(s) or package(s).

     During the football and basketball seasons, which combined, extend from September to March, we maintain a staff of approximately 45 experienced sales representatives at our sales office located in Las Vegas, Nevada.

     Our account representatives have a comprehensive knowledge of sports and the business of sports handicapping and sports betting, although they themselves do not conduct any of the handicapping analysis. We train our sales representatives thoroughly and randomly monitor calls for quality assurance. We believe that our sales force is among the most experienced and professional in our industry. The customer can chose to receive the picks via a telephone recorded message with the use of a pin number, via email or directly from his account representative. Our account representatives, also referred to as sales representatives, are compensated on a commission basis, with total commissions averaging approximately 28% of our gross sales. In addition, sales managers may also receive a small percentage (1-3%) of gross sales achieved by their sales representatives including bonuses paid when sales exceed predetermined sales targets. We sell the analysis and picks of our professional handicappers in a variety of packages and at various prices. Our prices vary by handicapper and by the packages and picks offered by each handicapper, with higher prices for the picks considered by our handicappers to have better odds of beating the spread for a particular game.

     Customers may also purchase picks directly from our website, without interaction with account representatives. Visitors to this site can purchase unique packages of picks offered only on our website.

OUR STRATEGY

     Our goal is to become the leading provider of sports handicapping information and advice first in the United States and then, in the world. Our strategy includes the following key elements:

     EXPAND OUR BUSINESS TO COVER ADDITIONAL SPORTS AND SERVICES AND NEW GEOGRAPHIC MARKETS. We currently provide handicapping analysis and advice primarily for football, basketball and baseball in the United States. We have also begun to cover minor U.S. betting sports such as NASCAR and golf. Our overall goal is to form strategic alliances to expand our services globally to cover soccer, cricket, rugby and other heavily wagered sports in Europe and Asia, where wagering on sporting events is widespread.

     ESTABLISH A GLOBAL BRAND NAME. We plan to vigorously promote our handicappers and the WinningEDGE brand name and related website. We believe that by hiring only the most insightful handicappers in each field that we enter, and paying close attention to customer service, we can continue to grow a satisfied and loyal customer base and establish our brands as the leading handicapping services in the world.

     BUILD STRATEGIC ALLIANCES WITH KEY BUSINESS PARTNERS. We intend to continue developing strategic relationships with leading sports information and sports wagering providers and pay per view cable and satellite providers. We believe that we can enhance our brand recognition through advertising and co-marketing arrangements with leading television, radio and Internet sports information and entertainment providers.

     PROVIDE MEDIA CONTENT THROUGH NEW TELEVISION AND RADIO PRODUCTION PROGRAMMING TARGETING RETAIL "HOW TO" VIDEOS, COMMERCIAL TELEVISION PROGRAMMING, AND INTERACTIVE TELEVISION. We have the ability to provide quality programming utilizing our established brand names and personalities together with our expertise in producing quality programming.

     EXPAND ADVERTISING SALES. In addition to the sale of handicapping analysis and advice, we also generate revenues by the sale of advertising exposure on all of our media properties: television, radio, and the Internet. We intend to continue to increase these revenues by developing additional media properties for which we can sell additional sponsorship and advertising opportunities. As we continue to establish our media properties we believe this will become an ever larger percentage of our total revenues.

COMPETITION

     We face competition from numerous operations that sell sports handicapping information through television, print media, direct mail, the Internet, and telemarketing. While we believe that we feature the leading handicappers in the country, some of our competitors have longer operating histories, significantly greater financial and marketing resources, greater name recognition and larger user and membership bases.

     Our industry is characterized by a large number of small companies and sole proprietorships, and information regarding capitalization, revenues and market share of these companies is not available. We are unaware of any independent reporting service which may supply information of this nature regarding businesses operating in our industry. We believe that our principal competitor is National Sports Service, Inc., which has a business model very similar to ours and airs the Proline sports handicapping program on the USA Network. National Sports Service has been well known in the industry for the past 25 years. Other major competitors include vegasinsider.com, a well-known provider of sports gaming information, and formerly a subsidiary of Sportsline.com, which is a leading online sports information site.

     Our primary method of competing with these businesses is employing handicappers who are well-known and have an established reputation and success rate, as well as the promotion of our brand name and services and the successful use of our proprietary database of actual and potential customers.

INTELLECTUAL PROPERTY

     We regard the professional reputations of our expert handicappers, and the methodologies they employ, as important to our ability to maintain and grow our business. We generally enter into sports personality agreements with our handicappers to obtain rights to use their name, likeness and services in connection with our business. Most, but not all, are exclusive agreements. The enforceability of these agreements may be limited in some jurisdictions and, without additional employment agreements, we cannot prevent our handicappers from terminating their relationships with us.

     We have acquired and own the registered trademark "The WinningEdge." We also own the Internet domain names www.WinningEDGE.com and www.TheWinningedge.com as well as over a dozen other domain names that are pertinent to our business and industry. We believe that our trade names and other proprietary rights are important to our brand-building efforts and our marketing concept. However, we may not be able to enforce our intellectual property rights, which may cause us to pay significant costs due to litigation, and, if unsuccessful, may result in a reduction in our ability to remain competitive in our industry.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     Gaming activities are subject to extensive statutory and regulatory control by both state and federal authorities, and are likely to be significantly affected by any changes in the political climate and economic or regulatory policies. We do not engage in gaming and do not accept or place wagers. The marketing and sale of our handicapping information and analysis is not currently subject to direct government control, other than regulations applicable to businesses generally. However, we believe that demand for our services is related to availability of legal gaming activities. Significant new restrictions on wagering on sporting events could have a negative impact on our sales of handicapping information.

     All 50 states currently have statutes or regulations restricting or prohibiting gaming activities. In most states it is illegal for anyone either to accept or make a wager, although there are exceptions that vary by state, such as exceptions for pari-mutuel betting in many states. The Federal Interstate Wire Act contains provisions that make it a crime for anyone in the business of gaming to use an interstate or international telephone line to transmit information assisting in the placing of wagers, unless the wagering is legal in the jurisdictions from which and into which the transmission is made. Other federal laws also impact gaming activities and further legislation is being considered in Congress and individual states. However, none of these regulations currently affects or applies directly to our business and operations, and we are not aware of any legislation which applies directly to our business becoming effective in the immediate future.

EMPLOYEES

     We have 16 full-time employees including one of our four handicappers.
We also have three of our handicappers under sports personality agreements. The fourth handicapper, Mr. Root, is a full-time employee and serves as the Chief Executive Officer. In addition, we have approximately 45 commission-based telemarketing sales representatives in our Las Vegas sales office during the peak football and basketball seasons. Our employees are not represented by any collective bargaining agreement and we have never had a work stoppage. We believe our employee relations are good.

FACILITIES

     We currently lease approximately 7,536 square feet of office space for our corporate headquarters and sales office in Las Vegas, Nevada, under a lease that expires on January 22, 2007, with an option to extend the term of the lease for an additional three years. Our lease for our Las Vegas facility requires monthly base rental payments of $11,520.

LEGAL PROCEEDINGS

     There is no pending material legal proceedings, and we are not aware of any threatened legal proceedings to which we may become a party.

                                 MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Directors and Officers of GWIN, Inc. are as follows:

       Name               Age           Positions and Offices Held
       ----               ---           --------------------------

Wayne Allyn Root           42           Chairman, CEO and Director

Douglas R. Miller          58           President, COO and Director

Jeff Johnson               46           Chief Financial Officer

Roger Aspey-Kent           60           Director

Robert L. Seale            62           Director

Roger L. Harrison          61           Director


     There is no family relationship between any of the Directors or the Executive Officers of GWIN.

     The following sets forth biographical information as to the business experience of each Officer and Director for at least the last five years.

     WAYNE ALLYN ROOT has served as our Chief Executive Officer and Chairman of our Board of Directors since our reorganization in July 2001. From 1999 to 2001, Mr. Root served as Chairman and Chief Executive Officer of our subsidiary, Global Sports Edge, Inc. From 1990 to 1999, Mr. Root served as a sports handicapper for National Sports Service. Mr. Root holds a B.A. from Columbia University.

     DOUGLAS R. MILLER has served as our President, Chief Operating Officer, Secretary and a director since our reorganization in July 2001. Mr. Miller has also served as our Chief Financial Officer from November 2001 to April 2003. From 1999 to 2001, Mr. Miller served as President of our subsidiary, Global Sports Edge, Inc. From 1998 to 1999, Mr. Miller was the Chief Financial Officer of Body Code International, an apparel manufacturer. Mr. Miller holds a B.A. degree in economics from the University of Nebraska, and an MBA degree from Stanford University.

     JEFF JOHNSON has served as Chief Financial Officer since May 2003. From 1995 to 2002, Mr. Johnson was the Chief Financial Officer for KNPR Radio. Mr. Johnson was the Chief Financial Officer for Display Ad for 3 years and prior to that Mr. Johnson was with the national public accounting firms of Laventhal & Horwath and Coopers and Lybrand. Mr. Johnson does not hold a directorship in any public company.

     ROGER ASPEY-KENT has been a member of the Board of Directors since January 1, 2004. He is currently an executive director of a property development company based in Cyprus and also a non-executive director of a technology systems company based in London. He is an executive partner of Falcon Capital which is in the venture capital business operating in various locations throughout Europe. From 1985 until 1990 he worked in general management of Credit Commercial de France, in London. From 1980 until 1985 he worked as a senior associate director of Societe Generale, Merchant Banking. While at Societe Generale he served as senior corporate finance advisor for equity strategy and he was responsible for corporate syndications in London and Southeast Asia and for aerospace business development in Asia. From 1963 until 1967 he worked as a corporate finance executive at Lazard Brothers & Co. Ltd in London where he was responsible for corporate finance activity in developing markets. Mr. Aspey-Kent currently serves as a director of EIG Technology Ltd and Marrakesh Properties Ltd.

     ROBERT L. SEALE has been a member of the Board of Directors since January 1, 2004. Currently, Mr. Seale is a Principle with GIF Services, Inc., a Manager of Managers program managing the portfolios of state and local governments. From January 1999 until December 2002, Mr. Seale served as Managing Director of Gabelli Fixed Income, LLC where he was responsible for managing the $2.0 billion portfolio under management as a senior executive. From 1991 until 1999 he served as the Nevada State Treasurer where he was responsible for investing the State's $2.1 billion portfolio, managing the $28 billion cash flow, and debt issuance. From 1981 until 1990 he was the Managing Partner for Pangborn & Co. CPA's in Reno, Nevada. He graduated with a Bachelor of Science in Accountancy from California State Polytechnic University in 1964.

     ROGER L. HARRISON has been a member of the Board of Directors since January 15, 2004. Since the early 1980's Mr. Harrison has been involved in creating, producing and directing films. Since 1999 he has been working on twenty-three projects, three of which are currently considered "hot": Cousins (Jerry Lee Lewis, Mickey Gilley, Jimmy Swaggart biopic); The Las Vegas Showgirls Meet the Furry Hamsters from Hell (a Mel Brooks-type spoof); and a documentary on capitalism and the republic form of democracy called "The Perfect Incubator." He is also on the creative team for Sony's upcoming feature film Police Woman, starring Queen Latifah. Prior to his involvement with films, Mr. Harrison worked for approximately fourteen years in the securities industry as an account executive with seven years at Merrill Lynch, three years as Regional Manager with E.F. Hutton & Co., and four years with A.G. Edwards. His first film project was The Chosen which he produced during 1981-1983. The Chosen was the winner of the Christopher Award; best film and best actor (Rod Steiger) at the Montreal Film Festival; and the New York Film Critics, best screenplay and best director awards.

     Our Board of Directors held four (4) meetings during the fiscal year ended July 31, 2004. Each Director attended at least 75% of the aggregate number of meetings held by the Board of Directors during the time each such Director was a member of the Board.

     Our executive officers hold office until the next annual meeting of directors. There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors was selected as an officer or director.

COMMITTEES

     We have two standing committees: the audit committee and the compensation committee.

AUDIT COMMITTEE

     Our current Audit Committee was formed during February 2004. It attends to and reports to our Board of Directors with respect to matters regarding our independent public accountants, including, without limitation: annual review of their charter; approving the firm to be engaged as our independent registered public accounting firm for the next fiscal year; reviewing with our independent public accounting firm the scope and results of their audit and any related management letter; consulting with our independent registered public accounting firm and our management with regard to our accounting methods and adequacy of our internal accounting controls; approving the professional services rendered by our independent registered public accounting firm; reviewing the independence, management consulting services and fees of our independent registered public accounting firm; inquiring about significant risks or exposures and methods to minimize such risk; ensuring effective use of audit resources; and preparing and supervising the Securities and Exchange Commission reporting requirements. Our Audit Committee currently consists of Robert L. Seale and Roger Aspey-Kent.

COMPENSATION COMMITTEE

     Our Compensation Committee was formed during February 2004 to attend to and report to our Board of Directors with respect to the appropriate compensation of our directors and executive officers and is responsible for administering all of our employee benefit plans. The Compensation Committee currently consists of Robert L. Seale and Roger L. Harrison.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of Forms 3 and 4 and amendments thereto furnished to us during our most recent fiscal year, and Forms 5 and amendments thereto furnished to us with respect to our most recent fiscal year and certain representations, no persons who were either a director, officer, or beneficial owner of more than 10% of our common stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding the executive compensation for the Company's CEO and President during the fiscal years ended July 31, 2004 and July 31, 2003 and each other officer(s) who had total annual salary and bonus in excess of $100,000 during such years.

                                     SUMMARY COMPENSATION TABLE

                                                             Long-Term Compensation
                                                           ----------------------------
                       Annual Compensation Awards Payouts     Awards          Payouts
                       ----------------------------------  ----------------------------
                                                                      Securi-
                                                                      ties
                                                           Re-        Under-              All
                                                           stricted   lying      LTIP     Other
                                                           Stock      Options/   Payout   Compen-
Name and Principal Position    Year  Salary     Bonus      Awards     SARs(#)    ($)      sation
---------------------------    ----  ------   ---------    ---------  -------    ------   ------
Wayne Allyn Root; Chairman &   2004  $175,000  $334,994(1) 4,000,000
Chief Executive Officer        2003  $175,000  $350,000    1,400,000

Douglas R. Miller; President   2004  $175,000      --      1,500,000
                               2003  $175,000      --           --

Hollis Barnhart; Vice          2004  $150,000  $ 58,395         --
President-Sales                2003  $150,000  $123,929      300,000
--------------------

(1)  Bonus Compensation for Mr. Root in 2004 includes $44,141 earned but not paid from handicapping fees.

     The following table sets forth information concerning option exercises and option holdings for the year ended July 31, 2004 with respect to our Chief Executive Officer and each of our other executive officers:

               AGGREGATE OPTION EXERCISES IN FISCAL YEAR ENDED
             JULY 31, 2004 AND OPTION VALUES AS OF JULY 31, 2004

                                           NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                           UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                  EXERCISE   EXPIRATION   OPTIONS AT JULY 31, 2004         AT JULY 31, 2004
     NAME         PRICE      DATE         EXERCISABLE UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------- --------   ----------   ----------- -------------  -----------  -------------
Douglas R. Miller  $1.41     May 2005        106,551        --            --            --

EMPLOYMENT AGREEMENTS

     On July 31, 2004, the Company entered into a four-year employment agreement with Wayne Allyn Root pursuant to which Mr. Root is serving as the Company's Chief Executive Officer and Chairman of the Board of Directors. His compensation includes: (a) a base salary of $175,000 per year. (b) handicapping fees during the first year equal to 10% of Mr. Root's handicapping revenues received by the Company, (d) a restricted stock grant in the amount of 4,000,000 shares of the Company's common stock where the stock vests at the rate of 2,000,000 shares at signing and 666,666 shares vesting on July 31, 2005, 666,667 vesting July 31, 2006 and 666,667 vesting July 31,
2007; (e) compensation in the event of a change in ownership or control of the Company, either friendly or hostile, which includes a minimum annual base salary of $250,000, the handicapping fee of 12% versus the 10% described above, and the ceiling will be removed, and all unvested shares will immediately vest; and other employee benefits provided to senior executives of the Company. The agreement also includes an agreement to indemnify Mr. Root, non-compete provisions and a provision regarding payments in the event of termination of Mr. Root's employment.

     On July 31, 2004, the Company entered into a three-year employment agreement with Doug Miller pursuant to which Mr. Miller is serving as the Company's President and serving on the Board of Directors. His compensation includes: (a) a base salary of $195,000 per year. (b) a restricted stock grant in the amount of 2,000,000 shares of the Company's common stock where the stock vests at the rate of 1,000,000 shares at signing and 500,000 shares vesting on July 31, 2005, and 500,000 vesting July 31, 2006; (c) compensation in the event of a change in ownership or control of the Company, either friendly or hostile, which includes a minimum annual base salary of $250,000, and all unvested shares will immediately vest; and other employee benefits provided to senior executives of the Company. The agreement also includes an agreement to indemnify Mr. Miller, non-compete provisions and a provision regarding payments in the event of termination of Mr. Miller's employment.

DIRECTOR COMPENSATION

     Commencing in February 2004, our non-employee directors receive $1,000 for each meeting of our Board of Directors they attend in person. These fees may be paid in cash or with restricted shares of common stock at the discretion of the Company. If they are paid with common stock they will be issued $1,500 worth of common stock for a meeting. These fees were paid in restricted common stock for the meeting held in February 2004. The directors also receive 10,000 shares annually for their service as directors. We also reimburse our directors for out-of-pocket expenses incurred to attend meetings of the board.

EQUITY INCENTIVE PLAN

     On June 14, 2002, the Board approved a resolution adopting and approving an Equity Incentive Plan (the "Plan"), reserving 3,000,000 shares of common stock for issuance under the Plan. On June 18, 2002, the consenting stockholders signed a consent, whereby they approved the adoption of the Plan. Under the Plan, options may be issued to directors, officers, key employees, consultants, agents, advisors, and independent contractors who are in a position to contribute materially to the prosperity of GWIN. The Plan provides for the issuance of both incentive stock options, or ISOs, and non-qualified stock options, or NQSOs. ISOs are issued to employees and NQSOs are generally issued to non-employees. The number of shares that are subject to ISOs is limited to the discretion of the Board.

     Our board administers the Plan but may delegate such administration to a committee, which shall consist of at least two members of the board. The board or the committee has the authority to determine the number of options to be granted, when the options may be exercised and the exercise price of the options, provided that the exercise price may never be less than the fair market value of the shares of the common stock on the date the option is granted, or 110% in the case of any employee who owns more than 10% of the combined voting power or value of all classes of stock. Options may be granted for terms not exceeding ten years from the date of the grant, except for options granted to persons holding in excess of 10% of the common stock, in which case the options may be granted for a term not to exceed five years from the date of the grant.

     The board believes that the Plan will provide greater flexibility in structuring compensation arrangements with management, consultants and employees, and will provide an equity incentive for those who are awarded shares under the Plan. The issuance of common stock as an award under the Plan may have a financially dilutive effect depending on the price paid for such shares, and an absolute dilutive effect due to the increase in issued and outstanding shares.

     During the fiscal year ended July 31, 2004, we granted no options. At October 31, 2004, 1,810,000 options were outstanding.

                         EQUITY COMPENSATION PLAN INFORMATION

---------------------------------------------------------------------------------
Plan category   Number of securities   Weighted Average     Number of securities
                to be issued upon ex-  exercise price of    remaining available
                exercise of outstand-  outstanding options  for future issuance ing options, warrants  warrants and rights
                and rights
--------------  ---------------------  -------------------  --------------------
Equity compen-
sation plans
approved by
securityholders        3,000,000              $0.46               1,810,000
--------------------------------------------------------------------------------
Equity compen-
sation plans
not approved by
securityholders          -0-                    -0-                  -0-
--------------------------------------------------------------------------------
Total                  3,000,000              $0.46               1,810,000
--------------------------------------------------------------------------------

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In September 2002, we entered into an agreement with Newmarket Investments, plc ("Newmarket"), an existing convertible debenture holder, which provided that Newmarket invest an additional $700,000 in the Company by amending the existing $500,000 convertible debenture held by Newmarket to
reflect a principal amount of  $1,200,000.   The anti-dilution provisions on
the combined $1,200,000 convertible debenture provide that 5,802,199 additional shares be issued upon conversion. The total Newmarket convertible debenture shares upon conversion was 9,230,769. Newmarket elected to convert the entire debenture into restricted stock of the company in the second quarter of 2004. In addition, the Company agreed to exchange an existing warrant held by Newmarket to acquire 1,000,000 shares of common stock at $1.00 per share for a warrant to acquire 3,000,000 shares of common stock at $0.13 per share. This Warrant expires on August 31, 2005. Newmarket also extended an unsecured standby credit facility of $250,000 with a 16% annual interest rate, and payable on March 31, 2003. In January 2004 the Company extended the note with Newmarket to include payments of $13,000 per month until paid in full. At July 31, 2004, the Company had an outstanding balance including interest of $155,515. In connection with these transactions, we also issued to Newmarket a three-year option to purchase 1,500,000 shares at a price per share of $0.50. The option expires July 31, 2006. The CEO of Newmarket is a former director of the Company.

     In 2001, the Company sold 64,000 units consisting of one share of Series C Convertible Preferred stock and one warrant exercisable at $1.00 for an additional share of Series C stock for a price of $1,500,000. The base conversion rate was adjusted in the quarter ended October 31, 2001. In the quarter ended October 31, 2002, there was an additional adjustment to the conversion rate resulting from anti-dilution provisions in the purchase agreement. In April 2003 all of the Series C Convertible Preferred stockholders converted their shares to 10,000,000 Common shares and 1,910,000 warrants at $1.00 per share that expired July 10, 2004. Approximately one-third of these shares were issued to Mr. Keating and affiliates of Mr. Keating. Timothy J. Keating served as a director of our Company from December 2002 until October 8, 2003, and he served as President and CEO.

     In connection with the reorganization and sale of Series C preferred stock in July 2001, Keating Investments, LLC received a placement fee of $150,000 for services rendered in connection with the private placement of our Series C preferred stock. Timothy J. Keating is the Managing Member and President of Keating Investments, LLC. This fee represents 10% of the amount of gross proceeds from the placement.

     On September 4, 2001, we sold to Keating Partners, L.P., for an aggregate purchase price of $200,000, a total of 400,000 shares of our common stock, together with a warrant to purchase an additional 400,000 shares at an exercise price of $1.00 per share expiring on August 31, 2004. This transaction triggered the anti-dilution adjustment provisions of our Series C preferred stock, of which 36,694 shares are beneficially owned by Mr. Keating, resulting in an adjustment in the conversion rate for the Series C preferred stock from 31.25 to 46.875 shares of common stock for every one share of Series C preferred stock. Mr. Keating was a director of the Company from August 1999 until August 2003.

     In September 2001, we entered into a 4-year financial advisory agreement with Keating Investments, LLC. In consideration for the services to be rendered pursuant to this agreement, we issued Keating Investments, LLC a warrant to purchase 600,000 shares of our common stock at an exercise price of $0.10 per share, exercisable until September 10, 2006. The cost of this agreement was recorded at $240,000 and capitalized as a component of equity and is being charged to operations over 48 months. In March 2003 the Company negotiated a settlement of stock in exchange for the outstanding warrants and consulting services to the Company.

     In November 2001, we borrowed money from and entered into note payable agreements with Mr. Root, an officer and director, and Mr. Keating, a former director, for $50,000 each which accrue interest at 12% annually. At July 31, 2004, we had a principal balance owed to Mr. Root of $50,000 under the agreement with accrued interest of $16,692. In May of 2004 Mr. Keating elected to receive common shares as payment in full on his $50,000 note.

     In May 2004 the Company issued 1,190,625 shares of restricted common stock to Wayne A. Root, CEO, and 200,000 shares to an assignee of Mr. Root as payment of $111,250 payable resulting from accrued handicapping commissions due.


                          SECURITY OWNERSHIP OF CERTAIN
                         BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of our $.0001 value common stock owned beneficially, as of January 31, 2005, by any person, who is known by us to be the beneficial owner of 5% or more of such common stock, by all Directors and Executive Officers individually, and by all Directors and Executive Officers as a group. Information as to beneficial ownership is based upon statements furnished to us by such persons.

                                    Amount of
Name and Address                    Beneficial              Percentage
of Beneficial Owner (1)             Ownership               of Class
-------------------                --------------           ----------

Wayne Allyn Root                    9,647,262 (2)             10.2%

Douglas R. Miller                   4,192,370 (3)              4.4%

Roger Aspey-Kent                      703,000 (4)               *

Robert L. Seale                        20,000                   *

Roger L. Harrison                      20,000                   *

Jeff Johnson                            -0-                    -0-

Hollis Barnhart                       300,000                   *

All Officers and Directors         14,882,632                 15.6%
as a group (7 persons)
---------------

* Less than one percent.

(1) Unless otherwise noted, the address for each of the named beneficial owners is 5092 South Jones Blvd., Las Vegas, Nevada 89188.

(2) Does not include 2,000,000 shares which will vest as follows: 666,666 shares on July 31, 2005, 666,667 shares on July 31, 2006 and 666,667 shares on July 31, 2007.

(3) Includes 1,036,568 shares held directly by Mr. Miller; and 3,155,802 shares held in the name of the Kerlee Intervivos Trust of which Mr. Miller is a beneficiary. Does not include 1,000,000 shares which will vest as a restricted stock grant in the amount of 500,000 shares vesting on July 31, 2005, and 500,000 vesting July 31, 2006.

(4) Includes 345,000 shares held directly by Roger Aspey-Kent and 358,000 shares underlying currently exercisable warrants.


                            SELLING STOCKHOLDERS

     The following table sets forth the common stock ownership of Laurus Master Fund, Ltd. as of March 8, 2005, including the number of shares of common stock issuable upon the conversion of the Secured Convertible Note and the exercise of warrants held by Laurus Master Fund, Ltd. Other than as set forth in the following table, Laurus Master Fund, Ltd. has not held any position or office or had any other material relationship with us or any of our precedessors or affiliates within the past three years.


                                                                            Percent-
                      Total Shares   Total                                  age of               Percent-
                      of Common      Percentage                             Common    Bene-      age of
                      Stock Issua-   of Common   Shares of                  Stock     ficial     Common
                      able Upon      Stock,      Common Stock   Beneficial  Owned     Ownership  Stock
                      Conversion     Assuming    Included in    Ownership   Before    After the  Owned After
                      of Notes and/  ing Full    Prospectus     Before the  Offering  Offering   Offering
       Name           or Warrants*   Conversion      (1)        Offering**     **       (3)         (3)
       ----           -------------  ----------  -------------  ----------  --------  ---------  -----------

Laurus Master Fund,    12,636,530      11.7%         Up to       4,736,299    4.99%      --          --
 Ltd. (4)                                          12,636,530       (2)
                                                    shares of
                                                  common stock
------------------

*    This column represents an estimated number based on a conversion price of $.073, divided into the principal amount, together with interest thereon.

**   These columns represent the aggregate maximum number and percentage of shares that the selling shareholder can own at one time (and therefore, offer for resale at any one time)
     due to their 4.99% limitation.

     The number and percentage of shares beneficially owned is determined in accordance with
     Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days.  The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1)  Includes a good faith estimate of the shares issuable upon conversion of the secured convertible note and exercise of warrants, based on current market prices.

(2)  The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416



                                             34

     under the Securities Act of 1933.  However, the selling stockholder has contractually agreed to restrict their ability to convert their secured convertible note or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act, except upon 75 days' prior notice or if an event of default has occurred under the note and is continuing.
     Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the secured convertible note and the warrants.

(3)  Assumes that all securities registered will be sold.

(4)  Laurus Capital Management, LLC may be deemed a control person of the shares owned by Laurus
     Master Fund, Ltd.  David Grin and Eugene Grin are the sole managing members of Laurus
     Capital Management, LLC.


     In addition to the shares being offered by Laurus Master Fund Ltd., there are an additional 24,453,834 shares being offered for resale by certain shareholders. Of those shares, the selling shareholders currently hold 17,095,500. Up to 1,025,000 shares are issuable upon exercise of warrants and 6,333,334 shares are issuable upon the conversion of convertible debentures held by the selling shareholders. The shares are being offered for the account of shareholders in the table below and their donees or pledgees.

     The following table sets forth information concerning the selling shareholders, including:

     *  the maximum number of shares currently held to be offered;

     *  the number of shares issuable upon exercise of warrants;

     * the number of shares issuable upon conversion of convertible debentures;

     *  the number of shares offered by each selling shareholder.

We have no knowledge of the intentions of any selling shareholder to actually sell any of the securities listed under the columns "Shares Offered." There are no material relationships between any of the selling shareholders and GWIN other than as disclosed below.

                                                    Ownership Before Offering
                                    -----------------------------------------------------
                                                   Shares         Shares
                                     Number of     Issuable      Issuable
                                     Shares        on Exer-     on Conver-
                                    Currently      cise of        sion of
                                    Held to be     Warrants     Convertible     Shares
Selling Shareholder                  Offered      or Options    Debentures      Offered
-------------------                 ----------    ----------    -----------    ----------
Hanny Abdelnour                        122,500             0              0       122,500
George Abrahams                              0        25,000        208,334       233,334
African Trading & Forfaiting Ltd.    1,000,000             0              0     1,000,000
Roger Aspey-Kent (1)                   125,000             0              0       125,000
BNM Capital Ventures                   213,000             0              0       213,000
Lyle Berman                                  0     1,000,000      3,125,000     4,125,000
Alan Brown                             250,000             0              0       250,000
Michael Brown                                0             0      3,000,000     3,000,000
Michael Brown Trust                  1,975,000             0              0     1,975,000
Tess Brown Trust                       275,000             0              0       275,000
Ian Bundock                            625,000             0              0       625,000
Leo Burghouwt                          250,000             0              0       250,000
Stuart Canwell                         500,000             0              0       500,000
Marc Castaldo                           60,000             0              0        60,000
Steve Cohen                          1,250,000             0              0     1,250,000
Jose F. Cortinhas                    2,381,250             0              0     2,381,250
Mustafa Erhan                           62,500             0              0        62,500
Scott Ezzo                             156,250             0              0       156,250
Anthony Fletcher                        50,000             0              0        50,000
Kit Fletcher                            50,000             0              0        50,000
Mark Gelinas                            62,500             0              0        62,500
Paul Gelinas                            62,500             0              0        62,500
Thomas Gelinas                          62,500             0              0        62,500
Daisy May Hedley                       125,000             0              0       125,000
Torben Maersk                          500,000             0              0       500,000
Kevin McLeod                         1,025,000             0              0     1,025,000
Ali Ozdinc                              62,500             0              0        62,500
Richard Parris                         250,000             0              0       250,000
Colin Richardson                       125,000             0              0       125,000
Andy Roberts                           356,250             0              0       356,250
Harry Roberts                          125,000             0              0       125,000
Wesley Rosenthal                       156,250             0              0       156,250
Chris Sheasby                           62,500             0              0        62,500
Robert Tetlow                          125,000             0              0       125,000
Ivo Vleminck                           250,000             0              0       250,000
Timothy M. Whalley                     250,000             0              0       250,000
WJB Chiltern Trust Company
  (Jersey) Ltd.                      3,750,000             0              0     3,750,000
Jin Zhang                              400,000             0              0       400,000
                                    ----------     ---------     ----------   -----------
      Total                         17,095,500     1,025,000     6,333,334    24,453,834
-------------

(1)  Roger Aspey-Kent is a director of the Company.


     The beneficial ownership of the selling shareholders after the offering would be zero, except for the following persons:

                                               Beneficial Ownership
                                                  After Offering
                                          ---------------------------
                                            Number of        Percent
                                           Shares Held       of Class
                                          --------------     --------

Roger Aspey-Kent                             220,000             *


     The information concerning the selling shareholders may change from time to time and will be set forth in supplements to this prospectus.


                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling stockholders. We are paying all costs, expenses and fees in connection with the registration of shares offered by this prospectus. Brokerage commissions, if any, attributable to the sale of shares will be borne by the selling stockholders

     The selling stockholder and any of their pledgees, assignees or successors-in-interest may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

     - on any national securities exchange on which the common stock may be listed, or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

     - in the over-the-counter market;

     - in transactions otherwise than on these exchanges or systems or in the over-the-counter market; or

     - through the writing of options, whether the options are listed on an options exchange or otherwise.

     In connection with the sale of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.

     The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If any of the selling stockholders are an underwriter within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

     In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholder may not sell any common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

     To the extent required, the specific common stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement to, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

                         DESCRIPTION OF SECURITIES

SECURITIES ISSUED TO LAURUS MASTER FUND, LTD.

     On December 1, 2004, the Company closed on a transaction with Laurus Master Fund Ltd. ("Laurus") in which the Company borrowed $600,000 from Laurus pursuant to a Convertible Term Note for $600,000 and the Company issued a seven-year warrant to purchase 2,666,667 shares of the Company's common stock at an exercise price of $ .09 per share. The Note is due in three (3) years, bears interest at 13%, with the interest being payable monthly; and principal payments are amortized over the term of the loan with the first payment due February 1, 2005; and the payments of principal and interest may be paid using shares of the Company's common stock at a price of $.073, subject to adjustment, if certain conditions are met.

     The Note is secured by (a) a personal guaranty of Wayne Root; (b) a pledge by Wayne Root of all of his shares of the Company; (c) an assignment of all of the funds which are released from certain credit card security accounts; and (d) a master security agreement covering all of the assets of the Company.

     The loan and sale of the warrant were made pursuant to a Securities Purchase Agreement with Laurus. Laurus has no relationship with the Company or any of its affiliates other than the fact that Laurus entered into a somewhat similar transaction with the Company in 2002, and the Company still owed Laurus approximately $119,000 as of November 30, 2004 on the original
loan transaction.   The Company paid to Laurus Capital Management, LLC, the
manager of Laurus, a fee of $21,000 plus $10,000 for its expenses. The funds from this loan are being used for general working capital purposes.

COMMON STOCK

     The authorized capital stock of GWIN, Inc. consists of 150,000,000 shares of common stock, $.0001 par value. All shares have equal voting rights and are not assessable. Voting rights are not cumulative, and, therefore, the holders of more than 50% of our common stock could, if they chose to do so, elect all the Directors.

     Upon liquidation, dissolution or winding up of GWIN, Inc., our assets, after the payment of liabilities and any liquidation preferences on outstanding preferred stock, will be distributed pro rata to the holders of the common stock. The holders of the common stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares. The shares of common stock presently outstanding are, and the shares of common stock to be sold pursuant to this offering will be, upon issuance, fully paid and nonassessable.

     Holders of common stock are entitled to share equally in dividends when, as and if declared by the board of directors of GWIN, Inc., out of funds legally available therefor. We have not paid any cash dividends on our common stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

TRANSFER AND WARRANT AGENT

     Colonial Stock Transfer, 66 Exchange Place, Salt Lake City, Utah 84111, serves as our Transfer Agent.

REPORTS TO STOCKHOLDERS

     We plan to furnish our stockholders for each fiscal year with an annual report containing financial statements audited by our independent registered public accounting firm. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate.

PREFERRED STOCK

     GWIN, Inc. is authorized to issue 5,000,000 shares of Preferred Stock, $.0001 par value. The Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as our board of directors may determine by resolution. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the board of directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. The potential exists, therefore, that preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred shareholders over common shareholders. Unless the nature of a particular transaction and applicable statutes require such approval, the board of directors has the authority to issue these shares without shareholder approval. The issuance of Preferred Stock may have the affect of delaying or preventing a change in control of GWIN, Inc. without any further action by shareholders. As of the date of this Prospectus, no Preferred Stock is outstanding.


                                LEGAL MATTERS

     The validity of the shares of common stock of GWIN, Inc. offered hereby will be passed on for us by Krys Boyle, P.C., 600 17th Street, Suite 2700 South Tower, Denver, Colorado 80202.

                                    EXPERTS

     The balance sheet of GWIN, as of July 31, 2004, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the year then ended, included in this prospectus have been audited by Moore Stephens, P.C., independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern). The balance sheet of GWIN as of July 31, 2003, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows of GWIN for the year ended July 31, 2003, have been audited by Demetrius & Company, L.L.C., independent registered public accounting firm, as stated in their report included herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the our ability to continue as a going concern). Such financial statements of GWIN are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement. Complete exhibits have been filed with our registration statement on Form SB-2.

     You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. Our filings with the Securities and Exchange Commission, including our registration statement, are also available to you on the Securities and Exchange Commission's web site, http://www.sec.gov.

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, and file and furnish to our stockholders annual reports containing financial statements audited by our independent auditors, make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information with the Securities and Exchange Commission.

     You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Commission.

                                 GWIN, INC.

                            FINANCIAL STATEMENTS


                                                                   Page

Report of Independent Registered Public Accounting Firm .........  F-1-F-2

Consolidated Balance Sheet at July 31, 2004 .....................  F-3

Consolidated Statements of Operations for the year ended
July 31, 2004 and 2003 ..........................................  F-4

Consolidated Statements of Stockholders' Deficit for the
years ended July 31, 2004 and 2003 ..............................  F-5

Consolidated Statements of Cash Flows for the year ended
July 31, 2004 and 2003  .........................................  F-6

Notes to Consolidated Financial Statements ......................  F-8

Consolidated Balance Sheet (Unaudited) - January 31, 2005 ......   F-20

Consolidated Statements of Operations for the six months
Ended January 31, 2005 and January 31, 2004 (Unaudited)  ........  F-21

Consolidated Statements of Cash Flows for the six months ended
January 31, 2005 and January 31, 2004 (Unaudited) ...............  F-22-F-23

Notes to Consolidated Financial Statements ......................  F-24

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of GWIN, Inc.

We have audited the accompanying consolidated balance sheet of GWIN, Inc. and subsidiaries as of July 31, 2004, and the related consolidated statements of operations, cash flows and stockholders' deficit for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as
evaluating the overall financial statement presentation.   We believe that our
audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly in all material respects the consolidated financial position of GWIN, Inc. and subsidiaries as of July 31, 2004, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has experienced losses from operations, and has a working capital deficiency and accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                 /s/MOORE STEPHENS, P.C.
                                 Certified Public Accountants.

Cranford, New Jersey
September 11, 2004
















                                    F-1

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors and Stockholders
GWIN, Inc.

We have audited the accompanying consolidated statements of operations, cash flows and stockholders' deficit for the year ended July 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as
evaluating the overall financial statement presentation.   We believe that our
audit provides a reasonable basis for our opinion.

In our opinion the consolidated statements of operations, cash flows and stockholders' deficit for the year ended July 31, 2003 referred to above present fairly in all material respects the consolidated results of their operations and their cash flows for the year ended July 31, 2003, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has experienced losses from operations, and has a working capital deficiency and accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/DEMETRIUS & COMPANY, L.L.C.

Wayne, New Jersey
November 6, 2003














                                    F-2



                          GWIN, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
ASSETS
                                                          July 31, 2004
                                                          -------------
Current assets:
  Cash                                                    $    439,468
  Accounts Receivable                                           37,494
  Prepaid Expenses                                              28,886
                                                          ------------
     Total current assets                                      505,848
                                                          ------------
  Property & equipment (net)                                   104,927
  Equipment held under capital leases (net)                      6,720
  Deposits & other assets                                      322,177
                                                          ------------
     Total assets                                         $    939,672
                                                          ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Current portion of long-term debt, less
   unamortized discount of $4,228                         $    735,312
  Accounts payable - related parties                            44,141
  Notes payable - related parties                              222,207
  Deferred revenue                                             312,191
  Accounts payable                                             435,172
                                                          ------------
     Total current liabilities                               1,749,023
                                                          ------------

     Long term debt, less unamortized discount
      of $58,338                                               219,195
                                                          ------------
     Total liabilities                                       1,968,218
                                                          ------------

Stockholders' deficit:

  Preferred stock - $0.0001 par value; 5,000,000
   shares authorized; 0 shares issued & outstanding
  Common stock - $0.0001 par value; 150,000,000
   shares authorized; 83,290,496 shares issued &
   outstanding                                                   8,332
  Additional paid in capital                                24,730,867
  Accumulated deficit                                      (25,701,078)
  Prepaid Expenses - Related parties                           (66,667)
                                                          ------------
     Total stockholders' deficit                            (1,028,546)
                                                          ------------
Total liabilities and stockholders' deficit               $    939,672
                                                          ============

                                     F-3




                          GWIN, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    Year ended July 31
                                              ----------------------------
                                                  2004             2003
                                              ------------     -----------

Net revenue - services                        $  5,369,951     $ 5,720,582
Revenues - advertising                             710,836         206,334
                                              ------------     -----------
     Total revenues                              6,080,787       5,926,916
                                              ------------     -----------
Handicapping fees                                  223,216         304,425
Handicapping fees - related party                  334,994         350,000
Advertising expense                              1,832,644       2,342,432
Commissions                                      1,689,861       1,813,078
Salaries & wages                                 1,192,840       1,196,759
Professional fees                                  195,243         532,354
General & administrative                         1,222,124       1,624,464
Non-recurring charges                                 --            40,000
Depreciation expense                                43,914         225,270
                                              ------------     -----------
     Total operating expense                     6,734,836       8,428,782
                                              ------------     -----------
     Operating (loss)                             (654,049)     (2,501,866)

Non-cash financing costs                          (288,739)       (775,212)
Interest (expense), including amortization
 of debt discount                                 (544,131)       (636,999)
Other non-cash costs of financing                 (354,143)     (2,701,676)
Interest (expense) - related parties               (62,222)       (525,808)
                                              ------------     -----------
     Net (loss)                                 (1,903,284)     (7,141,561)
                                              ------------     -----------
Imputed non-cash dividend on Series C
 Preferred Stock                                         0      (1,798,571)
                                              ------------     -----------
Net (loss) used in per share calculation      $ (1,903,284)    $(8,940,132)
                                              ============     ===========
Basic and diluted (loss) per share
 of common stock                              $      (0.03)    $     (0.31)

Basic weighted shares of common
 stock outstanding                              66,578,296      28,444,000
                                              ============     ===========












                                     F-4

                          GWIN, INC. AND SUBSIDIARIES
               Consolidated Statement of Stockholders' Deficit
                 For the Years Ended July 31, 2004 and 2003

                            Preferred          Common
                            Stock              Shares                                                          Total
                            ---------          ---------                         Pre-paid                      Stock
                             No. of            No. of               Paid-In      Expense       Accumulated     holders'
                             Shares    Amount  Shares      Amount   Capital      Related Party   Deficit       Deficit
                           ---------  ------  ----------  ------   -----------  ------------- ------------  -----------
Balance - August 1, 2002     64,000  $    6  21,285,703  $2,128   $12,044,468  $   (186,657) $(14,857,662) $(2,997,733)
Interest expense from
 issuance of debentures                                               889,052             -             -      889,052
Recorded value of warrants
 issued with debentures                                               332,310             -                    332,310
Imputed non-cash dividend
 on series C preferred
 stock                                                              1,798,571             -    (1,798,791)           -
Issuance of warrants for
 services                                                             239,648             -                    239,648
Issuance of common stock
 for services - debt
 discount                                       600,000      60        59,940             -             -       60,000
Issuance of common stock
 and warrants for
 redemption of
 preferred stock            (64,000)     (6)  9,999,999   1,000     1,380,630             -             -    1,381,630
Issuance of common stock
 for cash                                    16,483,633   1,648     2,410,045             -             -    2,411,693
Issuance of common stock
 for payment for services,
 settlements and penalty
 shares                                       3,806,157     382     1,322,028             -             -    1,322,410
Employee stock options                                                  6,200             -             -        6,200
Issuance of common
 stock for financing                            200,000      20        57,980             -             -       58,000
Net (loss) for the year
 ended July 31, 2003              -       -           -       -             -        60,000    (7,141,561)  (7,081,561)
                          ---------  ------  ----------  ------   -----------   -----------  ------------  -----------
Balance - July 31, 2003           0  $    0  52,375,492  $5,238   $20,540,872   $  (126,667) $(23,797,794) $(3,378,351)

Issuance of stock to
 retire debentures                           13,601,843   1,296     2,015,285             -             -   (3,378,351)
Issuance of stock for
 services                                     1,682,143     237       299,401             -             -      299,638
Issuance of stock for
 cash                                        15,631,018   1,561     1,436,987             -             -    1,438,548
Issuance of warrants                                  -       -        79,572             -             -       79,572
Interest expense from
 issuance of debenture                                                358,750             -             -      358,750
Net (loss) for the
 year ended
 July 31, 2004                                        -        -            -        60,000    (1,903,284)  (1,843,284)
                          ---------  ------  ----------   ------  -----------   -----------  ------------  -----------
Balance - July 31, 2004           0  $    0  83,290,496    8,332  $24,730,867   $    66,667  $(25,701,078) $(1,208,546)
                          =========  ======  ==========   ======  ===========   ===========  ============  ===========







                                     F-5

                           GWIN, INC. AND SUBSIDARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              Year Ended July 31,
                                                         --------------------------
                                                             2004          2003
                                                         -----------    -----------
Cash flows - operating activities:
 Net (loss)                                              $(1,903,284)   $(7,141,561)
 Adjustments to reconcile net (loss) to net
  cash used in operations:
   Depreciation                                               43,914        225,269
   Services paid with warrants                                     0      1,293,444
   Services & settlements paid with common stock
     and warrants                                            299,638      1,124,616
   Interest expense - issuance of convertible debt           358,750        329,558
   Amortization of prepaid expenses - related parties         60,000              0
   Interest expense - issuance of common stock               145,691              0
   Interest expense - amortization of debt discount          161,379        819,373
   Effect of redemption of preferred stock                         0      1,381,625

 Decrease (increase) in:
  Accounts receivable                                            (21)       (27,464)
  Prepaid expenses                                            (3,539)       110,187
  Other assets                                              (301,227)       204,131
 Increase (decrease) in:
  Deferred revenue                                          (203,236)       119,593
  Accounts payable                                          (157,410)      (256,602)
  Accounts payable - related parties                          44,141        223,847
  Other current liabilities                                 (128,702)    (1,215,001)
                                                         -----------    -----------
     Total adjustments                                       319,378      4,332,576
                                                         -----------    -----------
Total cash (used in) operating activities                $(1,583,906)   $(2,808,985)
                                                         -----------    -----------
Cash flows - investing activities:
 Purchase of fixed assets                                    (98,652)       (40,792)
                                                         -----------    -----------
     Total cash (used) in investing activities               (98,652)       (40,792)
                                                         -----------    -----------
Cash flows - financing activities:
 Proceeds from issuance of debt                              575,000         25,000
 Proceeds from issuance of notes payable - related
   parties                                                         0        950,000
 Payments on long-term debt & lease obligations             (312,336)      (440,889)
 Redemption of Preferred Stock                                     0              0
 Proceeds from issuance of common stock                    1,438,548      2,411,694
                                                         -----------    -----------
     Total cash provided by financing activities           1,701,212      2,945,805
                                                         -----------    -----------
Net (decrease) in cash                                        18,654         96,028
Cash - beginning of the year                                 420,814        324,786
                                                         -----------    -----------
Cash - end of the year                                   $   439,468    $   420,814
                                                         ===========    ===========




                                    F-6


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING & FINANCING ACTIVITIES

For the twelve months ended July 31, 2004 and 2003, the Company paid $0 for taxes and $121,165 for interest and $0 for taxes and $57,790 for interest, respectively. The Company issued stock and warrants in payment for professional services and settlement costs. For the twelve months ended July 31, 2004 and 2003, the Company issued 1,682,432 shares of common stock and 358,000 warrants and 2,006,157 shares of common stock and 2,298,633 warrants, respectively.

















































                                    F-7


                          GWIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[1] ORGANIZATION AND CHANGES IN CONTROL OF COMPANY

Prior to July 11, 2001, the corporation was known as IMSCO Technologies, Inc. ["IMSCO" or the "Company"]. On July 11, 2001, Global Sports & Entertainment, Inc., a Delaware corporation ["Global Sports"], completed a reverse acquisition of the Company in which the Company acquired all of the outstanding shares of Global Sports stock in exchange for a controlling interest in IMSCO [the "Reorganization"]. As the Company was a public shell, the transaction is shown as a recapitalization of the accounting acquirer, Global Sports.

On August 27, 2001, Global Sports changed its name to Global SportsEDGE, Inc. ["EDGE"] and the Company changed its name to Global Sports & Entertainment, Inc. [the "Company" or "Global"]. The Company also initiated a reverse stock split of 1:4 and increased the number of authorized common shares to 50,000,000. All share numbers have been changed to reflect the reverse stock split.

On August 22, 2002 the Company changed its name from Global Sports & Entertainment, Inc. to GWIN, Inc. [the "Company" or "GWIN"] to settle a lawsuit brought by the management of an unrelated corporation named Global Sports, Inc.

The Company's Board of Directors approved an increase in the Company's authorized shares from 50,000,000 to 100,000,000 on June 10, 2003 and a Form 14-C was filed on July 15, 2003 with majority stockholder approval. A Definitive Information Statement Notice was mailed to the stockholders on August 10, 2003. In February 2004, the board with majority shareholder approval increased the authorized shares from 100,000,000 to 150,000,000.

The Company is engaged in a highly seasonal business, with the majority of sales related to football and basketball handicapping. Due to this seasonality, quarterly results may vary materially between the football and basketball seasons [concentrated in the first and second fiscal quarters] and the remainder of the year [the third and fourth fiscal quarters].

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION -

The consolidated financial statements include the accounts of the Company and its subsidiary, EDGE, as well as several inactive subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION -

Our service contracts with clients vary substantially in length from a single sporting event to entire seasons. We recognize the revenue from service contracts ratably, as the services are rendered in proportion to the total services to be provided under the contracts. It is important to note that


                                    F-8




while revenue from service contracts is deferred and recognized as the service is delivered, the bulk of the costs associated with generating that revenue including advertising, commissions, and handicapping fees are expensed in the quarter that the service contract is generated. On July 31, 2004, the Company had received approximately $107,190 in payment for handicapping services not rendered by that date. This amount is recorded as a current liability.

Revenue from advertising agreements is recognized ratably over the period of the agreements. As of July 31, 2004 deferred revenue from advertising agreements was approximately $205,000. This amount is recorded as a current liability.

OPERATING COSTS & EXPENSES -

Handicappers' fees and sales representatives' compensation and related expenses are charged to operations as incurred.

USE OF ESTIMATES -

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS -

The Company considers all highly liquid investments, with a maturity of three months or less when purchased, to be cash equivalents. At July 31, 2004, the Company did not have any cash equivalents. Cash is deposited in federally insured bank accounts.

PROPERTY AND EQUIPMENT AND DEPRECIATION -

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 5 years.

Routine maintenance and repair costs are charged to expense as incurred and renewals and improvements that extend the useful life of the assets are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is reported as income or expense.

BASIC AND DILUTED LOSS PER COMMON SHARE -

Loss per common share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding during the period. In the Company's present position diluted loss per share is the same as basic loss per share. Securities that could potentially dilute EPS in the future include the issuance of common stock in settlement of notes payable and the exercise of stock options and warrants. For the year ended


                                    F-9



July 31, 2004 and the year ended July 31, 2003 the number of common stock equivalents excluded from the calculation, because they were anti-dilutive, was 19,581,095 and 26,221,003, respectively.

STOCK OPTIONS AND SIMILAR EQUITY INSTRUMENTS -

The Company has adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," for stock options and similar equity instruments [collectively "Options"] issued to employees and directors. However, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ["APB"] Opinion No.25, "Accounting for Stock Issued to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods and services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

BENEFICIAL CONVERSION FEATURES -

The Company has sold certain convertible debentures with a beneficial conversion feature [See Note 8] representing a 50% imputed discount. The value of such features is recorded by the Company as interest expense of $89,848 and $13,764 for the year ended July 31, 2004, and the year ended July 31, 2003, respectively.

ADVERTISING EXPENSES -

The Company expenses advertising costs as incurred. Total advertising costs for the Year Ended July 31, 2004, and the Year Ended July 31, 2003 amounted to approximately $1,832,644 and $2,342,432 respectively.

INCOME TAXES -

Pursuant to SFAS No. 109, "Accounting for Income Taxes," income tax expense [or benefit] for the year is the sum of deferred tax expense [or benefit] and income taxes currently payable [or refundable]. Deferred tax expense [or benefit] is the change during the year in a company's deferred tax liabilities and assets. Deferred tax liabilities and assets are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

[3] GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate the continuation of the Company as a going concern and realization of assets and settlement of liabilities and commitments in the normal course of business. For the year ended July 31, 2004, the Company has a loss from operations of approximately $654,000, a working capital deficiency of approximately $1,243,000 and an accumulated deficit of approximately $25,970,000. These conditions raise doubt about the Company's ability to continue as a going concern. Consistent


                                    F-10



with its original business plan, management plans to secure additional financing through equity issuances. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. The Company plans to continue revenue growth and cost containment with the goal of profitability, though management believes that it has the ability to raise additional capital through private equity placements and/or debentures to meet cash flow shortfalls.

[4] CONCENTRATIONS OF CREDIT RISKS

The Company places its cash and cash equivalents with high credit quality institutions to limit its credit exposure. At July 31, 2004 the Company had approximately $366,000 in a financial institution that is subject to normal credit risk beyond insured amounts. The Company routinely assesses the credit worthiness of its customers before a sale takes place and believes its credit risk exposure is limited. The Company performs ongoing credit evaluations of its customers but does not require collateral or other security as a condition of service.

[5] PROPERTY AND EQUIPMENT

The following details the composition of property and equipment:

                                           Accumulated
     At July 31, 2004             Cost     Depreciation     Net
                                --------   ------------   --------

     Television Studio Set      $157,727     $153,449     $  4,278
     Office equipment & other    392,367      291,718      100,649
                                --------     --------     --------
     TOTALS                     $550,094     $445,167     $104,927
                                ========     ========     ========

Depreciation expense, excluding assets under capital lease obligations, for the Year Ended July 31, 2004, and the Year Ended July 31, 2003 amounted to $30,498 and $100,098 respectively.

[6] DEPOSITS AND OTHER ASSETS

Deposits and other assets comprised the following:

                                                         July 31, 2004
                                                         -------------
     Deposits with credit card processors                   $304,072
     Security deposit on leased premises                      18,105
                                                            --------
          Total                                             $322,177
                                                            ========






                                    F-11




[7] LONG - TERM DEBT

Long - term debt is as follows:
                                                         July 31, 2004
                                                         -------------
    Convertible Debentures (5%) due August 31, 2004        $  200,000
    Convertible Note (13%)                                    229,000
    Convertible Debentures (5%) due June 23, 2005             300,000
    Convertible Debentures (10%) due February 1, 2006          25,000
    Convertible Debentures (5%) due June 7, 2007              250,000
    Capital leases                                             13,073
                                                           ----------
         Total                                             $1,017,073

    Less unamortized debt discount                             (4,228)
    Less current portion of debt discount                    (735,312)
                                                           ----------
                                                              277,533
    Less - unamortized debt discount                          (58,338)
                                                           ----------
         TOTAL LONG - TERM DEBT                            $  219,195
                                                           ==========

Long-term debt at July 31, 2004 matures as follows:

     Year ended July 31
          2005                             300,000
          2006                              25,000
          2007                             250,000
        Thereafter                            --
                                          --------
        TOTAL                             $575,000
                                          ========

The 16% Convertible Note (in the original principal balance amount of $750,000, of which $ 229,000 is due in the year ending July 31, 2005) may, at the discretion of the Company, be repaid by the issuance of common stock.



                                    F-12



[8] RELATED PARTY NOTES & ACCOUNTS PAYABLE

Related party notes and accounts payable are as follows:

                                                         July 31, 2004
                                                         -------------
Unsecured standby credit facility from Newmarket
 Investments, plc (16%), at July 31, 2004                  $155,515
 Payable on demand (12%), Wayne A. Root                      50,000
                                                           --------
                                                           $205,515
Less - unamortized debt discount                                  0
                                                           --------
Total Notes                                                $205,515
                                                           --------
Accrued interest on Related Party Notes                      16,692
Handicapping fee payable to Wayne A. Root                    44,141
                                                           --------
TOTAL NOTES & ACCOUNTS PAYABLE - RELATED PARTIES           $266,348
                                                           ========

[9] STOCKHOLDERS' DEFICIT

During the year ended July 31 2004 the following securities activity occurred:

COMMON STOCK AND WARRANTS - We issued 30,915,004 shares of Common Stock. Included in this amount are 11,961,218 shares to redeem debt. The Company issued 2,020,625 shares of Common Stock as payment for services. The Company issued 1,302,143 shares to the investment firm handling the equity placement, and issued 15,631,018 shares in new equity funding. The Company issued 1,509,367 warrant shares in connection with issuing new debentures in the amount $575,000.

The Company is authorized to grant 3,000,000 options under the equity incentive plan filed in a Form SB-2 Registration Statement filed on February 25, 2003. Included in this amount, the Company has granted 1,500,000 options to Newmarket Investments, plc ("Newmarket") As of July 31, 2004, 1,500,000 of the options have been issued to Newmarket with a $0.50 per share strike price and a three year life.

CONVERTIBLE PREFERRED STOCK - In 2001, the Company sold 64,000 units consisting of one share of Series C Convertible Preferred stock and one warrant exercisable at $1.00 for an additional share of Series C stock for a price of $1,500,000. The base conversion rate was adjusted in the quarter ended October 31, 2001 and the resulting 50% imputed discount of $1,092,000 was charged to retained earnings (deficit) in a manner analogous to a dividend. In the quarter ended October 31, 2002, there was an additional adjustment to the conversion rate resulting from anti-dilution provisions in the purchase agreement. The resulting 30% imputed discount of $318,714 was charged to retained earnings (deficit) in a manner analogous to a dividend. In April 2003 all of the Series C Convertible Preferred stockholders converted their shares into 10,000,000 common shares. An imputed non-cash dividend charge of $921,428 was recorded for the anti-dilution adjustment.




                                    F-13


At July 31, 2004 there was no convertible preferred stock outstanding.

CONVERTIBLE DEBENTURES - In September 2002, we issued a convertible debenture for $25,000 which can be converted into 50,000 shares of common stock and warrants to purchase 50,000 shares of common stock at $1.25 per share. In January, 2003 we entered into an agreement in principal with several accredited investors from Europe to purchase 10% convertible debentures for an aggregate face value of $190,026. In April 2003 the Company reached an agreement with these investors to issue them 1,266,840 common shares in lieu of the 10% convertible debentures contemplated under the earlier agreement.
In September, 2002, we entered into an agreement with Newmarket, an existing convertible debenture holder, which provided that Newmarket invest an additional $700,000 in the Company by amending the existing $500,000 convertible debenture held by Newmarket to reflect a principal amount of $1,200,000. The anti-dilution provisions on the combined $1,200,000 convertible debenture provide that 5,802,199 additional shares be issued upon conversion. The total Newmarket convertible debenture shares upon conversion will be 9,230,769. In addition, the Company agreed to exchange an existing warrant held by Newmarket to acquire 1,000,000 shares of common stock at $1.00 per share for a warrant to acquire 3,000,000 shares of common stock at $0.13 per share. This warrant expires on August 31, 2005. The costs associated with the issuance of the new warrants and the adjustment of the conversion rate on the $1,200,000 principal amount are reported as non-cash financing costs of $708,360 in the financial statements for the Year Ended July 31, 2003. The CEO of Newmarket is a former Director of the Company. At July 31, 2004 the entire Newmarket convertible debt was converted into restricted common stock.

OPTIONS AND WARRANTS AT JULY 31, 2004

     STOCK OPTIONS                                 Weighted-Average
                                         Shares    Exercise Price
                                        ---------  --------------
Outstanding at July 31, 2003            3,484,987       $1.22
Granted                                         0           0
Exercised                                       0           0
Canceled                                        0           0
                                        ---------       -----

OUTSTANDING AT JULY 31, 2004            3,484,987       $1.22
                                        =========       =====

EXERCISABLE AT JULY 31, 2004            3,484,987       $1.22
                                        =========       =====

The following table summarizes information about stock options at July 31, 2004:












                                     F-14


           Weighted Average Outstanding and Exercisable Stock Options

                     Remaining      Weighted-Average
Exercise Prices        Shares       Contractual Life   Exercise Price
---------------      ----------     ----------------   ----------------
$0.01 - $1.50         3,298,522         1 year            $0.89
$6.00 - $7.50           186,465         2 years           $7.04

The Black-Scholes option valuation model was developed for use in estimating the fair value of options. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.


     WARRANTS                                      Weighted-Average
                                         Shares    Exercise Price
                                        ---------  --------------


Outstanding at July 31, 2003            12,360,880      $ .74
Granted                                  1,509,367        .11
Exercised                               (1,690,000)       .14
Canceled                                (2,817,500)      1.15
                                       -----------      -----
OUTSTANDING AT JULY 31, 2004             9,362,747      $ .53
                                       -----------      -----
EXERCISABLE AT JULY 31, 2004             9,362,747      $ .53
                                       -----------      -----

The following table summarizes information about warrants at July 31, 2004:

             Weighted Average Outstanding and Exercisable Warrants

                       Remaining      Weighted-Average
Exercise Prices        Warrants       Contractual Life   Exercise Price
---------------        ---------      ----------------   ----------------

$0.01 - $1.00          6,608,085           3 years          $0.32
$1.01 - $2.00          2,754,662           1 year           $1.35

The Black-Scholes option valuation model was developed for use in estimating the fair value of warrants. In addition, warrant valuation models require the input of highly subjective assumptions including the expected stock price volatility.

On June 18, 2002, stockholders of the Company approved an Equity Incentive Plan (the "Plan"). Under the Plan, a sub-committee of the Board of Directors is authorized to grant, at its discretion, options to purchase shares of common stock at a set price greater than market price as of the date of the grant. The Company has reserved 3,000,000 shares for issuance under the Plan. At July 31, 2003, one option granting the right to purchase 1,500,000 of these shares at $0.50 per share was issued to Newmarket Investments, plc, a creditor of the Company. The Company issued 310,000 options to employees to purchase


                                    F-15





shares at $0.27 per share expiring July 31, 2006. As of July 31, 2004, there were 1,190,000 options available to be granted under the Plan.

At July 31, 2004 the Company had a total of 6,733,334 shares underlying its convertible debentures and these shares are included in the fully diluted shares outstanding of 102,871,564.

PRO FORMA DISCLOSURE OF THE COMPENSATION COST FOR STOCK OPTION PLANS

As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to continue to measure stock-based compensation using the intrinsic value approach under APB Opinion No. 25, the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effects of using the new measurement criteria.

Had compensation cost for stock options been determined based on the fair value at the grant date for awards for the year ended July 31, 2004, and the year ended July 31, 2003 consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                             Year ended        Year ended
                                           July 31, 2004      July 31, 2003
                                         ----------------   ----------------
Net (loss) - as reported                   $(1,903,284)       $(8,940,132)
Net(loss)  pro forma                       $(1,903,284)       $(8,994,075)
Basic earnings per share - as reported     $      (.03)       $      (.31)
Diluted earnings per share - as reported   $      (.03)       $      (.31)
Basic earnings per share - pro forma       $      (.03)       $      (.32)
Diluted earnings per share - pro forma     $      (.03)       $      (.32)

[10] PROVISION FOR INCOME TAXES

At July 31, 2004, the Company had generated tax operating losses (assuming all operating loss carry-forwards will be available) that total approximately $15,900,000. Such loss carry-forwards will expire at various dates through 2024. At July 31, 2004, based on the amount of operating loss carry-forwards, the Company would have had a deferred tax asset of approximately $5,400,000. Because of the uncertainty that the Company will generate income in the future sufficient to fully or partially utilize these carry-forwards, a valuation allowance of $5,400,000 has been established. This allowance includes an increase of $650,000 related to operations during the year ended July 31, 2004. Accordingly, no net deferred tax asset is reflected in these financial statements.

The Company has issued equity securities at various times since inception. A change in ownership, as defined by Section 382 of the Internal Revenue Code, caused by such issuances of equity would limit the availability of these losses to offset future taxable income, if any. Management believes that there has been no such change of ownership and that all generated tax operating losses remain available to offset future taxable income, if any.

                                    F-16



As part of a previous reverse acquisition, the Company acquired net operating losses of approximately $10,640,000. Pursuant to Section 382 of the Internal Revenue Code, utilization of these losses will be limited to approximately $255,000 subject to a maximum annual utilization of approximately $15,000 per year through 2021. At July 31, 2004, the Company would have a deferred tax asset of approximately $87,000 from these acquired losses.

Because of the uncertainty that the Company would generate income in the future sufficient to fully or partially utilize these carry-forwards, a valuation allowance of approximately $87,000 has been established. This allowance includes a decrease of approximately $5,000 related to the expiration of acquired operating losses. Accordingly, no net deferred tax asset is reflected in these financial statements.

[11] NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

The Company does not anticipate the adoption of recently issued accounting pronouncements to have a significant on the Company's results of operations, financial position or cash flows.

[12] COMMITMENTS AND CONTINGENCIES

CAPITAL LEASES

The Company is the lessee of office and computer equipment under four (4) capital leases expiring within the next two (2) years. These capital leases are collateralized by the related assets. The liabilities under capital leases are recorded at the present value of the net future minimum lease payments and the assets are recorded at the purchase price which approximates fair market value on the date of the purchase.

Following is a summary of property held under capital leases:

                                            Accumulated
                                    Cost    Depreciation    Net
At July 31, 2004                  --------  ------------   ------
Office Fixtures and Equipment     $336,460    $329,740     $6,720

Depreciation of assets under capital leases charged to expense for the Year Ended July 31, 2004 and the Year Ended July 31, 2003 was $31,650 and $125,171 respectively.

Minimum future lease payments under capital leases are included as a component of long-term debt (see note 7). Payments for each of the next two fiscal years and in the aggregate are:




                                    F-17



              2005                                        10,540
              2006                                         2,533
           Thereafter                                       --
                                                         -------
           Total Minimum Lease Payments                  $13,073
           Less: Amount Representing Interest               (233)
                                                         -------
                                                         $12,840

           Present Value of Net Minimum Lease Payments   $12,840
           Less: Current Portion                         (10,307)
                                                         -------
           LONG-TERM PORTION                             $ 2,533

OPERATING LEASES - At July 31, 2004, the Company has two operating leases for office space that expire in January 2006 and include an option for renewal for an additional three (3) years. The leases have monthly payment obligations of $1,837 and $9,659, increasing annually, based on the CPI.

Approximate minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of July 31, 2004 are as follows:

          Year ending                                Operating
           July 31,                                    Leases
          ------------                               ---------
             2005                                    $124,531
             2006                                     128,267
             2007                                     144,125
          Thereafter                                        0
                                                     --------
          Total                                      $396,923
                                                     ========

Rent expense for the year ended July 31, 2004 and the year ended July 31, 2003 was approximately $134,500 and $155,000, respectively, and was charged to operations.

[13] LEGAL MATTERS

In the normal course of business, the Company is exposed to a number of asserted and unasserted potential claims. The Company has no current litigation.

[14] FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," requires disclosing fair value, to the extent practicable, for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.



                                    F-18



In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash and cash equivalents, related party and trade and notes payable, it was assumed that the carrying amount approximated fair value for the majority of these instruments because of their short maturities.

The fair value of long-term debt is based upon current rates at which the Company could borrow funds with similar remaining maturities. It was assumed that the carrying amount approximated fair value for these instruments.












































                                   F-19



                                  GWIN, INC.
                          CONSOLIDATED BALANCE SHEET

                                                              January 31,
                                                                  2005
                                                              ------------
ASSETS

Current assets:
  Cash                                                        $     36,916
  Accounts Receivable                                              266,252
  Deferred Financing Fees                                            4,429
                                                              ------------
     Total current assets                                          307,597
                                                              ------------

  Property and equipment (net)                                      92,615
  Equipment held under capital leases (net)                          3,728
  Deposits and other assets                                        771,551
  Deferred Financing Fees                                           25,833
                                                              ------------
     Total assets                                             $  1,201,324
                                                              ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt                           $    305,709
  Notes payable - related parties                                  152,783
  Deferred revenue                                                 489,000
  Accounts payable                                                 373,188
                                                              ------------
     Total current liabilities                                   1,320,681

  Long-term debt, less unamortized discount of $157,290            720,242
                                                              ------------
     Total liabilities                                           2,040,923
                                                              ------------

Stockholders' deficit

  Preferred stock - $0.0001 par value; 5,000,000 shares
   authorized; 0 shares issued and outstanding
  Common stock - $0.0001 par value; 150,000,000 shares                   0
   authorized; 94,915,812 shares issued & outstanding                9,500
  Additional paid in capital                                    26,102,992
  Accumulated deficit                                          (26,915,424)
  Prepaid Expenses - Related parties                               (36,667)
                                                              ------------
     Total stockholders' deficit                                  (839,599)
                                                              ------------
     Total liabilities and stockholders' deficit              $  1,201,324
                                                              ============




                                    F-20



                                  GWIN, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)


                                                   Six months ended
                                                     January 31,
                                               ------------------------
                                                   2005         2004
                                               -----------  -----------
Net revenue - services                         $ 3,383,437   $ 4,189,321
Revenues - advertising                             499,704       577,076
                                               -----------   -----------
     Total revenues                              3,883,141     4,766,397
                                               -----------   -----------

Handicapping fees                                  113,302       172,074
Handicapping fees - related party                  266,494       265,585
Advertising expense                              1,331,524     1,579,199
Commissions                                      1,294,851     1,415,140
Salaries and wages                                 555,007       628,903
Professional fees                                   59,520       137,047
General and administrative                         777,628       823,303
Depreciation expense                                30,696        22,858
                                               -----------   -----------
     Total operating expense                     4,429,022     5,044,109
                                               -----------   -----------
     Operating income (loss)                      (545,882)     (277,712)
                                               -----------   -----------
Interest (expense), including
 amortization of debt discount                    (228,839)     (163,405)
Other non-cash costs of financing                 (427,356)      (95,000)
Interest (expense) - related parties               (12,269)      (65,226)
                                               -----------   -----------
     Net (loss)                                 (1,214,346)     (601,343)
                                               -----------   -----------
Net (loss) used in per share
 calculation                                   $(1,214,346)  $  (601,343)
                                               ===========   ===========

Basic and diluted (loss) per share             $     (0.01)  $     (0.01)
                                               ===========   ===========
Basic and diluted weighed shares
 common stock outstanding                       87,225,427    58,858,402
                                               ===========   ===========












                                    F-21



                                  GWIN, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                                        Six Months Ended
                                                           January 31,
                                                   ------------------------
                                                       2005          2004
                                                   -----------    ---------
Cash flow - operating activities:
Net (loss)                                         $(1,214,346)   $(601,343)
 Adjustments to reconcile net (loss) to net
  cash used in operations:
   Depreciation                                         30,696       22,858
   Services and settlements paid with common stock
    and warrants                                       568,806       95,000
   Amortization of Prepaid Expenses - Related
    Parties                                             30,000       30,000
   Interest expense - issuance of common stock          27,822            0
   Interest expense - amortization of debt
    discount                                           140,606      155,141

 Decrease (increase) in:
  Accounts receivable                                 (228,758)    (204,529)
  Prepaid expenses                                      29,624       25,347
  Other assets                                        (449,374)     (75,066)
 Increase (decrease) in:
  Deferred revenue                                     176,809      (94,893)
  Accounts payable                                     (59,220)     (12,138)
  Accounts payable - related parties                  (113,564)      (4,003)
  Other current liabilities                             (2,764)     100,651
                                                   -----------    ---------
 Total adjustments                                      33,018       38,368
                                                   -----------    ---------
Total cash (used in) operating activities          $(1,063,663)   $(562,975)
                                                   -----------    ---------
Cash flows - investing activities:
 Purchase of fixed assets                              (15,392)     (43,447)
                                                   -----------    ---------
Total cash (used in) investing activities              (15,392)     (43,447)

Cash flows - financing activities:
 Proceeds from issuance of notes payable -
  related parties                                      569,000            0
 Payments on long-term debt and lease obligations     (122,497)    (207,715)
 Proceeds from issuance of common stock                230,000      427,793
                                                   -----------    ---------
Total cash provided by financing activities            676,503      220,078
                                                   -----------    ---------

Net (decrease) in cash                                (402,552)    (386,344)
Cash - beginning of the periods                        439,468      420,814
                                                   -----------    ---------
Cash - end of periods                              $    36,916    $  34,470
                                                   ===========    =========



                                    F-22



SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING & FINANCING ACTIVITIES

For the six months ended January 31, 2005 and 2004, the Company paid $0 for taxes and $30,866 for interest and $0 for taxes and $41,583 for interest, respectively.

The Company issued stock and warrants as payment for professional services and settlement costs, these amounts totaled $427,356 and $95,000 for the six months ended January 31, 2005 and 2004, respectively.

During the six months ended January 31, 2005, the Company incurred deferred financing charges of $31,000 which was paid by a reduction in the cash received from an offering.

























                                    F-23




                         GWIN, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (Unaudited)

NOTE 1 - Organization and Operations

     GWIN, Inc. (the "Company") is headquartered in Las Vegas, Nevada. The Company primarily develops, produces and markets sports handicapping analysis and information via television, radio and the Internet.

     The Company is engaged in a highly seasonal business, with the majority of sales related to football and basketball handicapping with a smaller amount related to baseball handicapping. Due to this seasonality, quarterly results may vary materially between the football, basketball, and baseball seasons, with sales higher in the first and the second quarter of the Company's fiscal year, and lower sales during the remainder of the year. The Company also spends the majority of its advertising and promotional budgets during the first and second quarter with only minimal advertising and promotional expenditures during the remainder of the year.

     In addition to revenues from the sales of handicapping analysis, information, and advice, the Company also generates revenues from the sale of advertising on its television, radio, and Internet shows and properties.

NOTE 2 - Basis of Presentation

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary in order to make the interim financial statements not misleading have been included. Results for the interim periods are not necessarily indicative of the results that may be expected for the fiscal year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10 KSB for the year ended July 31, 2004. The results of the three and six month periods ended January 31, 2005 are not necessarily indicative of the results to be expected for the full year ending July 31, 2005.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiary, Global Sports EDGE, as well as several inactive subsidiaries. All significant inter company accounts and transactions have been eliminated in consolidation.










                                    F-24




Earnings (Loss) Per Share - "Basic" earnings (loss) per share equals net income divided by weighted average common shares outstanding during the period. "Diluted" earnings per common share equals net income divided by the sum of weighted average common shares outstanding during the period plus common stock equivalents, if dilutive. For the six months ended January 31, 2005 and 2004, the number of common stock equivalents excluded from the calculation was 30,097,870 and 4,745,598, respectively, as they would be anti-dilutive.

Stock Options and Similar Equity Instruments - The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation," for stock options and similar equity instruments (collectively "Options") issued to employees and directors; however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods and services from non employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. No options were granted during the three and six month periods ended January 31, 2005 and 2004.

Revenue Recognition -

     Handicapping Service Agreements - Revenue from handicapping service agreements is recognized ratably, as services are rendered in proportion to the total services to be provided under the agreements. At January 31, 2005 the Company had received approximately $458,000 for handicapping services not rendered by that date; this amount is classified as a component of current liabilities on the Balance Sheet.

     Advertising Agreements - Revenue from advertising agreements is recognized over the term of the agreements based on individual showings of the advertising in proportion to the total showings during the term of the agreement. At January 31, 2005 the Company had received approximately $31,000 in payments for advertising services not rendered by that date; this amount is classified as a component of current liabilities on the Balance Sheet.

Operating Costs & Expenses - Handicappers' fees and sales representatives' compensation and related expenses are charged to operations as incurred because the Company believes these costs have no future economic benefit.

Convertible Debt Note - The Company entered into a $600,000 convertible debt note with Laurus Master Fund ("Laurus") on November 30, 2004. The details on this transaction were reported in a Form 8-K filed on December 2, 2004. The Company incurred $31,000 of fees related to this financing which have been capitalized and are being recognized on a straight line basis over the life of the note.







                                    F-25



In connection with the Laurus note, the Company recorded a beneficial conversion feature of $175,199 (which was expensed immediately as a component of interest) and a discount of $117,665 which is being amortized over the life of the debt.

Convertible Preferred Stock - The Company has no convertible preferred stock issued and outstanding at January 31, 2005.

NOTE 3 - Going Concern

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern and realization of assets and settlement of liabilities and commitments in the normal course of business.

     The Company incurred a net loss of $1,214,346 for the six months ended January 31, 2005 and has an accumulated deficit of $26,915,424 at January 31, 2005. The operating losses, as well as uncertain sources of financing, create an uncertainty about the Company's ability to continue as a going concern. Management of the Company plans to generate sufficient cash to support operations by raising additional financing by selling shares of our common stock through private offerings to accredited investors. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

NOTE 4 - Commitments

     Legal Matters - In the normal course of business, the Company is exposed to a number of asserted and unasserted potential claims. The Company is not currently a party to any legal proceedings either as a defendant or as a plaintiff.

NOTE 5 - Tax Expense

     The Company has not accrued income tax expense for the periods ended January 31, 2005 and 2004 at its statutory rates due to unused net operating losses and acquired net operating losses.

















                                    F-26